EXHIBIT 99.2
SYSCO CORPORATION AND SUBSIDIARIES
     All schedules are omitted because they are not applicable or the information is set forth in the consolidated financial statements or notes thereto.

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
     The management of Sysco Corporation (“Sysco”) is responsible for establishing and maintaining adequate internal control over financial reporting for the company. Sysco’s internal control system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
     Sysco’s management assessed the effectiveness of Sysco’s internal control over financial reporting as of July 2, 2011. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. Based on this assessment, management concluded that, as of July 2, 2011, Sysco’s internal control over financial reporting was effective based on those criteria.
     Ernst & Young LLP has issued an audit report on the effectiveness of Sysco’s internal control over financial reporting as of July 2, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING
The Board of Directors and Shareholders
Sysco Corporation
     We have audited Sysco Corporation (a Delaware Corporation) and its subsidiaries’ internal control over financial reporting as of July 2, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Sysco Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, Sysco Corporation maintained, in all material respects, effective internal control over financial reporting as of July 2, 2011, based on the COSO criteria.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of July 2, 2011 and July 3, 2010 and the related consolidated results of operations, shareholders’ equity and cash flows for each of the three years in the period ended July 2, 2011 of Sysco Corporation and subsidiaries and our report dated August 30, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas
August 30, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON CONSOLIDATED FINANCIAL STATEMENTS
To the Board of Directors and Shareholders
Sysco Corporation
     We have audited the accompanying consolidated balance sheets of Sysco Corporation (a Delaware Corporation) and subsidiaries (the “Company”) as of July 2, 2011 and July 3, 2010, and the related consolidated results of operations, shareholders’ equity, and cash flows for each of the three years in the period ended July 2, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at July 2, 2011 and July 3, 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended July 2, 2011, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of July 2, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 30, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas
August 30, 2011, except for Note 1, Note 19, Note 20 and Note 21, and the consolidated results of operations as to which the date is November 8, 2011.

SYSCO
CONSOLIDATED BALANCE SHEETS

	July 2, 2011	July 3, 2010
	(In thousands except for share data)
ASSETS
Current assets
Cash and cash equivalents	$639,765	$585,443
Short-term investments	—	23,511
Accounts and notes receivable, less allowances of $42,436 and $36,573	2,898,283	2,617,352
Inventories	2,073,766	1,771,539
Prepaid expenses and other current assets	72,496	70,992
Prepaid income taxes	48,572	7,421

Total current assets	5,732,882	5,076,258
Plant and equipment at cost, less depreciation	3,512,389	3,203,823
Other assets
Goodwill	1,633,289	1,549,815
Intangibles, less amortization	109,938	106,398
Restricted cash	110,516	124,488
Prepaid pension cost	—	—
Other assets	286,541	252,919

Total other assets	2,140,284	2,033,620

Total assets	$11,385,555	$10,313,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$181,975	$—
Accounts payable	2,183,417	1,953,092
Accrued expenses	856,569	870,114
Deferred income taxes	146,083	178,022
Current maturities of long-term debt	207,031	7,970

Total current liabilities	3,575,075	3,009,198
Other liabilities
Long-term debt	2,279,517	2,472,662
Deferred income taxes	204,223	271,512
Other long-term liabilities	621,498	732,803

Total other liabilities	3,105,238	3,476,977
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	887,754	816,833
Retained earnings	7,681,669	7,134,139
Accumulated other comprehensive loss	(259,958)	(480,251)
Treasury stock, 173,597,346 and 176,768,795 shares, at cost	(4,369,398)	(4,408,370)

Total shareholders’ equity	4,705,242	3,827,526

Total liabilities and shareholders’ equity	$11,385,555	$10,313,701

See Notes to Consolidated Financial Statements

SYSCO
CONSOLIDATED RESULTS OF OPERATIONS

	Year Ended
		July 3, 2010
	July 2, 2011	(53 Weeks)	June 27, 2009
	(In thousands except for share and per share data)
Sales	$39,323,489	$37,243,495	$36,853,330
Cost of sales	31,928,777	30,055,188	29,743,076

Gross profit	7,394,712	7,188,307	7,110,254
Operating expenses	5,463,210	5,212,439	5,238,043

Operating income	1,931,502	1,975,868	1,872,211
Interest expense	118,267	125,477	116,322
Other expense (income), net	(14,219)	802	(14,945)

Earnings before income taxes	1,827,454	1,849,589	1,770,834
Income taxes	675,424	669,606	714,886

Net earnings	$1,152,030	$1,179,983	$1,055,948

Net earnings:
Basic earnings per share	$1.96	$1.99	$1.77
Diluted earnings per share	1.96	1.99	1.77

Average shares outstanding	586,526,142	592,157,221	595,127,577
Diluted shares outstanding	588,691,546	593,590,042	596,069,204

Dividends declared per common share	$1.03	$0.99	$0.94
See Notes to Consolidated Financial Statements

SYSCO
CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

					Accumulated Other
	Common Stock			Retained	Comprehensive	Treasury Stock
	Shares	Amount	Paid-in Capital	Earnings	Loss	Shares	Amounts	Totals
	(In thousands except for share data)
Balance as of June 28, 2008	765,174,900	$765,175	$712,208	$6,041,429	$(68,768)	163,942,358	$4,041,058	3,408,986
Net earnings				1,055,948				1,055,948
Foreign currency translation adjustment					(84,452)			(84,452)
Amortization of cash flow hedge, net of tax					428			428
Reclassification of pension and other postretirement benefit plans amounts to net earnings, net of tax					13,335			13,335
Pension liability assumption, net of tax					(16,450)			(16,450)
Pension funded status adjustment, net of tax					(122,079)			(122,079)

Comprehensive income								846,730
Dividends declared				(557,487)				(557,487)
Treasury stock purchases						16,951,200	438,842	(438,842)
Share-based compensation awards			48,144			(5,745,155)	(142,171)	190,315

Balance as of June 27, 2009	765,174,900	$765,175	$760,352	$6,539,890	$(277,986)	175,148,403	$4,337,729	$3,449,702

Net earnings				1,179,983				1,179,983
Foreign currency translation adjustment					49,973			49,973
Amortization of cash flow hedge, net of tax					428			428
Reclassification of pension and other postretirement benefit plans amounts to net earnings, net of tax					27,464			27,464
Pension funded status adjustment, net of tax					(280,130)			(280,130)

Comprehensive income								977,718
Dividends declared				(585,734)				(585,734)
Treasury stock purchases						6,000,000	179,174	(179,174)
Share-based compensation awards			56,481			(4,379,608)	(108,533)	165,014

Balance as of July 3, 2010	765,174,900	$765,175	$816,833	$7,134,139	$(480,251)	176,768,795	$4,408,370	$3,827,526

Net earnings				1,152,030				1,152,030
Foreign currency translation adjustment					122,217			122,217
Amortization of cash flow hedge, net of tax					428			428
Reclassification of pension and other postretirement benefit plans amounts to net earnings, net of tax					51,659			51,659
Pension funded status adjustment, net of tax					45,989			45,989

Comprehensive income								1,372,323
Dividends declared				(604,500)				(604,500)
Treasury stock purchases						10,000,000	291,600	(291,600)
Treasury stock issued for acquisitions			(10,625)			(422,132)	(10,625)	—
Share-based compensation awards			81,546			(12,749,317)	(319,947)	401,493

Balance as of July 2, 2011	765,174,900	$765,175	$887,754	$7,681,669	$(259,958)	173,597,346	$4,369,398	$4,705,242

See Notes to Consolidated Financial Statements

SYSCO
CONSOLIDATED CASH FLOWS

	Year Ended
		July 3, 2010
	July 2, 2011	(53 Weeks)	June 27, 2009
		(In thousands)
Cash flows from operating activities:
Net earnings	$1,152,030	$1,179,983	$1,055,948
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	59,235	66,358	56,030
Depreciation and amortization	402,588	389,976	382,339
Deferred income taxes	(165,239)	(121,865)	(294,162)
Provision for losses on receivables	42,623	34,931	74,638
Other non-cash items	(9,454)	2,550	(3,586)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) decrease in receivables	(252,641)	(166,426)	188,748
(Increase) decrease in inventories	(254,738)	(106,172)	177,590
Decrease (increase) in prepaid expenses and other current assets	341	(6,271)	(678)
Increase (decrease) in accounts payable	187,410	154,811	(198,284)
(Decrease) increase in accrued expenses	(43,348)	58,002	(120,314)
(Decrease) increase in accrued income taxes	(44,202)	(296,475)	325,482
(Increase) in other assets	(26,966)	(31,514)	(15,701)
Increase (decrease) in other long-term liabilities and prepaid pension cost, net	44,308	(271,692)	(48,380)
Excess tax benefits from share-based compensation arrangements	(429)	(768)	(2,921)

Net cash provided by operating activities	1,091,518	885,428	1,576,749

Cash flows from investing activities:
Additions to plant and equipment	(636,442)	(594,604)	(464,561)
Proceeds from sales of plant and equipment	19,069	21,710	25,244
Acquisition of businesses, net of cash acquired	(101,148)	(29,293)	(218,075)
Purchases of short-term investments	—	(85,071)	—
Maturities of short-term investments	24,993	61,568	—
Decrease (increase) in restricted cash	13,972	(30,630)	(1,271)

Net cash used for investing activities	(679,556)	(656,320)	(658,663)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	181,975	—	—
Other debt borrowings	4,411	7,091	506,611
Other debt repayments	(8,732)	(10,695)	(10,173)
Debt issuance costs	(7)	(7)	(3,693)
Proceeds from common stock reissued from treasury for share-based compensation awards	332,688	94,750	111,780
Treasury stock purchases	(291,600)	(179,174)	(438,843)
Dividends paid	(597,071)	(579,763)	(548,246)
Excess tax benefits from share-based compensation arrangements	429	768	2,921

Net cash used for financing activities	(377,907)	(667,030)	(379,643)

Effect of exchange rates on cash	20,267	4,714	334

Net increase (decrease) in cash and cash equivalents	54,322	(433,208)	538,777
Cash and cash equivalents at beginning of period	585,443	1,018,651	479,874

Cash and cash equivalents at end of period	$639,765	$585,443	$1,018,651

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$119,050	$127,411	$108,608
Income taxes	907,720	1,141,963	735,772
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF ACCOUNTING POLICIES
Business and Consolidation
     Sysco Corporation, acting through its subsidiaries and divisions, (Sysco or the company), is engaged in the marketing and distribution of a wide range of food and related products primarily to the foodservice or food-away-from-home industry. These services are performed for approximately 400,000 customers from 177 distribution facilities located throughout the United States, Canada and Ireland.
     Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 52-week year ending July 2, 2011, a 53-week year ending July 3, 2010 for fiscal 2010 and a 52-week year ending June 27, 2009 for 2009.
     The accompanying financial statements include the accounts of Sysco and its consolidated subsidiaries. All significant intercompany transactions and account balances have been eliminated.
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, sales and expenses. Actual results could differ from the estimates used.
     Sysco’s management has changed the way it evaluates the performance of its operating segment results. Beginning with the first quarter of fiscal 2012, each segment’s operating income no longer includes certain centrally incurred costs for corporate overhead and shared services. Previously, these centrally incurred costs were charged to the segments based upon the relative level of service used by each operating segment. Management now evaluates the performance of each of its operating segments based on its respective operating income results, which excludes the allocation of certain centrally incurred costs. This results in higher operating income at an operating segment level and higher corporate expenses.
     Also in the first quarter of fiscal 2012, Sysco changed the consolidated results of operations for the classification of certain centrally incurred purchasing costs to be recognized within operating expenses. Prior to fiscal 2012, these costs were netted against cost of sales and reflected as a reduction to gross profit.
     As a result of these changes, Note 1, Note 19, Note 20 and Note 21 have been revised to show the new basis of operating segment results. The consolidated results of operations and Note 22 have been reclassified to demonstrate the changed classification of centrally incurred purchasing costs.
Cash and Cash Equivalents
     For cash flow purposes, cash includes cash equivalents such as time deposits, certificates of deposit, short-term investments and all highly liquid instruments with original maturities of three months or less, which are recorded at fair value.
Accounts Receivable
     Accounts receivable consist primarily of trade receivables from customers and receivables from suppliers for marketing or incentive programs. Sysco determines the past due status of trade receivables based on contractual terms with each customer. Sysco evaluates the collectability of accounts receivable and determines the appropriate reserve for doubtful accounts based on a combination of factors. The company utilizes specific criteria to determine uncollectible receivables to be written off including whether a customer has filed for or been placed in bankruptcy, has had accounts referred to outside parties for collection or has had accounts past due over specified periods. Allowances are recorded for all other receivables based on an analysis of historical trends of write-offs and recoveries. In addition, in circumstances where the company is aware of a specific customer’s inability to meet its financial obligation to Sysco, a specific allowance for doubtful accounts is recorded to reduce the receivable to the net amount reasonably expected to be collected.
Inventories
     Inventories consisting primarily of finished goods include food and related products and lodging products held for resale and are valued at the lower of cost (first-in, first-out method) or market. Elements of costs include the purchase price of the product and freight charges to deliver the product to the company’s warehouses and are net of certain cash or non-cash consideration received from vendors (see “Vendor Consideration”).

Plant and Equipment
     Capital additions, improvements and major replacements are classified as plant and equipment and are carried at cost. Depreciation is recorded using the straight-line method, which reduces the book value of each asset in equal amounts over its estimated useful life, and is included within operating expenses in the consolidated results of operations. Maintenance, repairs and minor replacements are charged to earnings when they are incurred. Upon the disposition of an asset, its accumulated depreciation is deducted from the original cost, and any gain or loss is reflected in current earnings.
     Certain internal and external costs related to the acquisition and development of internal use software being built within our Business Transformation Project are capitalized within plant and equipment during the application development stages of the project. This project is primarily in the development stage as of July 2, 2011 and no material depreciation has occurred.
     Applicable interest charges incurred during the construction of new facilities and development of software for internal use are capitalized as one of the elements of cost and are amortized over the assets’ estimated useful lives. Interest capitalized for the past three fiscal years was $13.9 million in fiscal 2011, $10.0 million in fiscal 2010 and $3.5 million in fiscal 2009.
Long-Lived Assets
     Management reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Cash flows expected to be generated by the related assets are estimated over the asset’s useful life based on updated projections on an undiscounted basis. If the evaluation indicates that the carrying value of the asset may not be recoverable, the potential impairment is measured at fair value.
Goodwill and Intangibles
     Goodwill and intangibles represent the excess of cost over the fair value of tangible net assets acquired. Goodwill and intangibles with indefinite lives are not amortized. Goodwill is assigned to the reporting units that are expected to benefit from the synergies of a business combination. The recoverability of goodwill and indefinite-lived intangibles is assessed annually, or more frequently as needed when events or changes have occurred that would suggest an impairment of carrying value, by determining whether the fair values of the applicable reporting units exceed their carrying values. The reporting units used to assess goodwill impairment are the company’s eight operating segments as described in Note 19, “Business Segment Information.” The components within each of the eight operating segments have similar economic characteristics and therefore are aggregated into eight reporting units. The evaluation of fair value requires the use of projections, estimates and assumptions as to the future performance of the operations in performing a discounted cash flow analysis, as well as assumptions regarding sales and earnings multiples that would be applied in comparable acquisitions.
     Intangibles with definite lives are amortized on a straight-line basis over their useful lives, which generally range from three to ten years. Management reviews finite-lived intangibles for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Cash flows expected to be generated by the finite-lived intangibles are estimated over the intangible asset’s useful life based on updated projections on an undiscounted basis. If the evaluation indicates that the carrying value of the finite-lived intangible asset may not be recoverable, the potential impairment is measured at fair value.
Restricted Cash
     Sysco is required by its insurers to collateralize a part of the self-insured portion of its workers’ compensation and liability claims. Sysco has chosen to satisfy these collateral requirements by depositing funds in insurance trusts or by issuing letters of credit. All amounts in restricted cash at July 2, 2011 and July 3, 2010 represented funds deposited in insurance trusts.
Derivative Financial Instruments
     All derivatives are recognized as assets or liabilities within the consolidated balance sheets at fair value. Gains or losses on derivative financial instruments designated as fair value hedges are recognized immediately in the consolidated results of operations, along with the offsetting gain or loss related to the underlying hedged item.
     Gains or losses on derivative financial instruments designated as cash flow hedges are recorded as a separate component of shareholders’ equity at their settlement, whereby gains or losses are reclassified to the Consolidated Results of Operations in conjunction with the recognition of the underlying hedged item.
     In the normal course of business, Sysco enters into forward purchase agreements for the procurement of fuel and electricity. Certain of these agreements meet the definition of a derivative. However, the company elected to use the normal purchase and sale exemption available under derivatives accounting literature; therefore, these agreements are not recorded at fair value.

Investments in Corporate-Owned Life Insurance
     Investments in corporate-owned life insurance (COLI) policies are recorded at their cash surrender values as of each balance sheet date. Changes in the cash surrender value during the period are recorded as a gain or loss within operating expenses. The company does not record deferred tax balances related to cash surrender value gains or losses for the policies that Sysco has the intent to hold these policies to maturity. Deferred tax balances are recorded for those policies that Sysco intends to redeem prior to maturity. The total amounts related to the company’s investments in COLI policies included in other assets in the consolidated balance sheets were $231.3 million and $203.2 million at July 2, 2011 and July 3, 2010, respectively.
Treasury Stock
     The company records treasury stock purchases at cost. Shares removed from treasury are valued at cost using the average cost method.
Foreign Currency Translation
     The assets and liabilities of all foreign subsidiaries are translated at current exchange rates. Related translation adjustments are recorded as a component of accumulated other comprehensive income (loss).
Revenue Recognition
     The company recognizes revenue from the sale of a product when it is considered to be realized or realizable and earned. The company determines these requirements to be met at the point at which the product is delivered to the customer. The company grants certain customers sales incentives such as rebates or discounts and treats these as a reduction of sales at the time the sale is recognized. Sales tax collected from customers is not included in revenue but rather recorded as a liability due to the respective taxing authorities. Purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another are considered to be a single nonmonetary transaction. As such, the company records the net effect of such transactions in the consolidated results of operations within sales.
Vendor Consideration
     Sysco recognizes consideration received from vendors when the services performed in connection with the monies received are completed and when the related product has been sold by Sysco as a reduction to cost of sales. There are several types of cash consideration received from vendors. In many instances, the vendor consideration is in the form of a specified amount per case or per pound. In these instances, Sysco will recognize the vendor consideration as a reduction of cost of sales when the product is sold. In the situations in which the vendor consideration is not related directly to specific product purchases, Sysco will recognize these as a reduction of cost of sales when the earnings process is complete, the related service is performed and the amounts are realized.
Shipping and Handling Costs
     Shipping and handling costs include costs associated with the selection of products and delivery to customers. Included in operating expenses are shipping and handling costs of approximately $2,222.1 million in fiscal 2011, $2,103.3 million in fiscal 2010, and $2,136.8 million in fiscal 2009.
Insurance Program
     Sysco maintains a self-insurance program covering portions of workers’ compensation, general and vehicle liability and property insurance costs. The amounts in excess of the self-insured levels are fully insured by third party insurers. The company also maintains a fully self-insured group medical program. Liabilities associated with these risks are estimated in part by considering historical claims experience, medical cost trends, demographic factors, severity factors and other actuarial assumptions.
Share-Based Compensation
     Sysco recognizes expense for its share-based compensation based on the fair value of the awards that are granted. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model. Option pricing methods require the input of highly subjective assumptions, including the expected stock price volatility. The fair value of restricted stock and restricted stock unit awards are based on the company’s stock price on the date of grant. Measured compensation cost is recognized ratably over the vesting period of the related share-based compensation award. Cash flows resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified as financing cash flows on the consolidated cash flows statements.

Income Taxes
     Sysco recognizes deferred tax assets and liabilities based on the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured pursuant to tax laws using rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.
     Sysco recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. The amount recognized is measured as the largest amount of tax benefit that has greater than a 50% likelihood of being realized upon settlement. To the extent interest and penalties may be assessed by taxing authorities on any underpayment of income tax, estimated amounts required by the accounting guidance related to uncertain tax positions have been accrued and are classified as a component of income taxes in the consolidated results of operations.
     The determination of the company’s provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. The company’s provision for income taxes primarily reflects a combination of income earned and taxed in the various U.S. federal and state, as well as various foreign jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the company’s change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.
Acquisitions
     Acquisitions of businesses are accounted for using the purchase method of accounting, and the financial statements include the results of the acquired operations from the respective dates of acquisition.
     The purchase price of the acquired entities is allocated to the net assets acquired and liabilities assumed based on the estimated fair value at the dates of acquisition, with any excess of cost over the fair value of net assets acquired, including intangibles, recognized as goodwill. The balances included in the consolidated balance sheets related to recent acquisitions are based upon preliminary information and are subject to change when final asset and liability valuations are obtained. Subsequent changes to the preliminary balances are reflected retrospectively, if material. Material changes to the preliminary allocations are not anticipated by management.
2. CHANGES IN ACCOUNTING
Fair Value Measurements
     In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 157, “Fair Value Measurements”, which was subsequently codified within Accounting Standards Codification (ASC) 820, “Fair Value Measurements.” This standard established a common definition for fair value under generally accepted accounting principles, established a framework for measuring fair value and expanded disclosure requirements about such fair value measurements. As of June 29, 2008, Sysco adopted the provisions of this fair value measurement guidance for financial assets and liabilities carried at fair value and non-financial assets and liabilities that are recognized or disclosed at fair value on a recurring basis. The adoption of the fair value measurement provisions for financial assets and liabilities carried at fair value and non-financial assets and liabilities that are recognized or disclosed at fair value on a recurring basis did not have a material impact on the company’s financial statements. As of June 28, 2009, Sysco adopted the provisions of this fair value measurements guidance for non-recurring, non-financial assets and liabilities that are recognized or disclosed at fair value. Sysco’s only non-recurring, non-financial asset fair value measurements are those used in its annual test of recoverability of goodwill and indefinite-lived intangibles, in which it determines whether estimated fair values of the applicable reporting units exceed their carrying values. The fair value measurements guidance was applied beginning in fiscal 2010 to this fair value estimation.
Disclosure About Derivative Instruments and Hedging Activities
     In March 2008, the FASB issued FASB Statement No. 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133,” which was subsequently codified within ASC 815, “Derivatives and Hedging”. Effective for Sysco in the third quarter of fiscal 2009, this standard requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. Sysco has provided the required disclosures for this standard in Note 8, “Derivative Financial Instruments.”

Business Combinations
     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”, which was subsequently codified as ASC 805, “Business Combinations.” This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in a business combination. This standard also establishes recognition and measurement principles for the goodwill acquired in a business combination and disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. In April 2009, the FASB issued FASB Staff Position No. FAS 141(R)-1, “Accounting for Assets and Liabilities Assumed in a Business Combination That Arise From Contingencies”. This standard amended the previously issued business combinations guidance to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. Sysco adopted the provisions of these standards on a prospective basis for business combinations beginning in fiscal 2010.
Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities
     In June 2008, the FASB issued FASB Staff Position No. EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, which was subsequently codified within ASC 260, “Earnings Per Share.” This standard addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. This standard was effective for Sysco beginning in fiscal 2010 and interim periods within that year. All prior-period earnings per share data presented in filings subsequent to adoption must be adjusted retrospectively to conform to the provisions of this standard. Early application of this standard was not permitted. The adoption of this standard did not have a material impact on the company’s consolidated financial statements.
Measuring Liabilities at Fair Value
     In August 2009, the FASB issued Accounting Standards Update 2009-05, “Measuring Liabilities at Fair Value”. This update provides additional guidance, including illustrative examples, clarifying the measurement of liabilities at fair value. This update is effective for the first reporting period beginning after its issuance. The company adopted the provisions of this update in the second quarter of fiscal 2010. The adoption of this update did not have a material impact on the company’s consolidated financial statements.
Improving Disclosures about Fair Value Measurements
     In January 2010, the FASB issued Accounting Standards Update 2010-06, “Improving Disclosures about Fair Value Measurements.” This update requires some new disclosures and clarifies some existing disclosure requirements about fair value measurements codified within ASC 820, “Fair Value Measurements and Disclosures.” The majority of the provisions of this update, including those applicable to Sysco, were effective for interim and annual reporting periods beginning after December 15, 2009. Early application of the provisions of this update was permitted. The company adopted the applicable provisions of this update in the third quarter of fiscal 2010. The adoption of this update did not have a material impact on the company’s consolidated financial statement disclosures.
Subsequent Events
     In February 2010, the FASB issued Accounting Standard Update 2010-09, “Amendments to Certain Recognition and Disclosure Requirements.” This update amends ASC 855, “Subsequent Events” to remove the requirement for SEC filers to disclose the date through which subsequent events have been evaluated. In addition, the update clarifies the reissuance disclosure provision related to subsequent events. The update is effective immediately for financial statements that are issued or revised. The company adopted the provisions of this update in the third quarter of fiscal 2010. Because this update affects the disclosure and not the accounting treatment for subsequent events, the adoption of this provision did not have a material impact on the company’s consolidated financial statements.
Employers’ Disclosures about Postretirement Benefit Plan Assets
     In December 2008, the FASB issued FASB Staff Position No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”, which was subsequently codified within ASC 715, “Compensation — Retirement Benefits”. This standard requires additional disclosures about assets held in an employer’s defined benefit pension or other postretirement plan and became effective for Sysco in fiscal 2010. Sysco has provided the required disclosures for this standard in Note 12, “Employee Benefit Plans.”

3. NEW ACCOUNTING STANDARDS
Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs
     In May 2011, the FASB issued Accounting Standard Update 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This update amends ASC 820, “Fair Value Measurement” to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. In addition, the update explains how to measure fair value, but does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting. This update is effective for interim reporting periods ending after December 15, 2011, which is the third quarter of fiscal 2012 for Sysco. The amendments in this update are to be applied prospectively and early application of this standard is not permitted. Sysco is currently evaluating the impact the adoption of ASU 2011-04 will have on its consolidated financial statements.
Presentation of Comprehensive Income
     In June 2011, the FASB issued Accounting Standard Update 2011-05, “Presentation of Comprehensive Income.” This update amends ASC 220, “Comprehensive Income” to eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, which will be fiscal 2013 for Sysco. The amendments in this update should be applied retrospectively and early application is permitted. Sysco is currently evaluating which presentation option it will utilize for comprehensive income in its consolidated financial statements.
4. FAIR VALUE MEASUREMENTS
     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e. an exit price). The accounting guidance includes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are as follows:
•	Level 1 — Unadjusted quoted prices for identical assets or liabilities in active markets;

•	Level 2 — Inputs other than quoted prices in active markets for identical assets and liabilities that are observable either directly or indirectly for substantially the full term of the asset or liability; and

•	Level 3 — Unobservable inputs for the asset or liability, which include management’s own assumption about the assumptions market participants would use in pricing the asset or liability, including assumptions about risk.
     Sysco’s policy is to invest in only high-quality investments. Cash equivalents primarily include time deposits, certificates of deposit, commercial paper, high-quality money market funds and all highly liquid instruments with original maturities of three months or less. Short-term investments consist of commercial paper with original maturities of greater than three months but less than one year. These investments are considered available-for-sale and are recorded at fair value. As of July 3, 2010, the difference between the fair value of the short-term investments and the original cost was not material. There were no short-term investments as of July 2, 2011. Restricted cash consists of investments in high-quality money market funds.
     The following is a description of the valuation methodologies used for assets and liabilities measured at fair value.
•	Time deposits, certificates of deposit and commercial paper included in cash equivalents are valued at amortized cost, which approximates fair value. These are included within cash equivalents as a Level 2 measurement in the tables below.

•	Commercial paper included in short-term investments is valued using broker quotes that utilize observable market inputs. These are included as a Level 2 measurement in the tables below.

•	Money market funds are valued at the closing price reported by the fund sponsor from an actively traded exchange. These are included within cash equivalents and restricted cash as Level 1 measurements in the tables below.

•	The interest rate swap agreements, discussed further in Note 8, “Derivative Financial Instruments,” are valued using a swap valuation model that utilizes an income approach using observable market inputs including interest rates, LIBOR swap rates and credit default swap rates. These are included as a Level 2 measurement in the tables below.

     The following tables present the company’s assets measured at fair value on a recurring basis as of July 2, 2011 and July 3, 2010:

	Assets Measured at Fair Value as of July 2, 2011
	Level 1	Level 2	Level 3	Total
		(In thousands)
Assets:
Cash and cash equivalents
Cash equivalents	$141,350	$163,465	$—	$304,815
Restricted cash	110,516	—	—	110,516
Other assets
Interest rate swap agreements	—	13,482	—	13,482

Total assets at fair value	$251,866	$176,947	$—	$428,813

	Assets Measured at Fair Value as of July 3, 2010
	Level 1	Level 2	Level 3	Total
		(In thousands)
Assets:
Cash and cash equivalents
Cash equivalents	$225,400	$199,047	$—	$424,447
Short-term investments	—	23,511	—	23,511
Restricted cash	124,488	—	—	124,488
Other assets
Interest rate swap agreements	—	11,045	—	11,045

Total assets at fair value	$349,888	$233,603	$—	$583,491

     The carrying values of accounts receivable and accounts payable approximated their respective fair values due to the short-term maturities of these instruments. The fair value of Sysco’s total debt is estimated based on the quoted market prices for the same or similar issue or on the current rates offered to the company for debt of the same remaining maturities. The fair value of total debt approximated $2,919.4 million and $2,774.9 million as of July 2, 2011 and July 3, 2010, respectively. The carrying value of total debt was $2,668.5 million and $2,480.6 million as of July 2, 2011 and July 3, 2010, respectively.
5. ALLOWANCE FOR DOUBTFUL ACCOUNTS
     A summary of the activity in the allowance for doubtful accounts appears below:

	2011	2010	2009
		(In thousands)
Balance at beginning of period	$36,573	$36,078	$31,730
Charged to costs and expenses	42,623	34,931	74,638
Allowance accounts resulting from acquisitions and other adjustments	1,063	(139)	1,587
Customer accounts written off, net of recoveries	(37,823)	(34,297)	(71,877)

Balance at end of period	$42,436	$36,573	$36,078

6. PLANT AND EQUIPMENT
     A summary of plant and equipment, including the related accumulated depreciation, appears below:

	July 2, 2011	July 3, 2010	Estimated Useful Lives
	(In thousands)
Plant and equipment, at cost:
Land	$348,168	$322,626
Buildings and improvements	3,227,340	2,982,524	10-30 years
Fleet and equipment	2,275,007	2,153,531	3-10 years
Computer hardware and software	897,712	701,305	3-7 years

	6,748,227	6,159,986
Accumulated depreciation	(3,235,838)	(2,956,163)

Net plant and equipment	$3,512,389	$3,203,823

     The capitalized direct costs for the internal use software portion of the company’s Business Transformation Project are included within “computer hardware and software” in the table above in the amount of $356.2 million and $181.5 million as of July 2, 2011 and July 3, 2010, respectively.
     Depreciation expense, including capital leases, for the past three years was $374.0 million in 2011, $361.7 million in 2010 and $361.1 million in 2009.
7. GOODWILL AND OTHER INTANGIBLES
     The changes in the carrying amount of goodwill and the amount allocated by reportable segment for the years presented are as follows:

	Broadline	SYGMA	Other	Total
		(In thousands)
Carrying amount as of June 27, 2009	$1,087,467	$32,609	$390,719	$1,510,795
Goodwill acquired during year	18,350	—	6,829	25,179
Currency translation/Other	15,651	—	(1,810)	13,841

Carrying amount as of July 3, 2010	1,121,468	32,609	395,738	1,549,815
Goodwill acquired during year	44,047	—	—	44,047
Currency translation/Other	39,442	—	(15)	39,427

Carrying amount as of July 2, 2011	$1,204,957	$32,609	$395,723	$1,633,289

     Amortized intangible assets acquired during fiscal 2011 were $19.2 million with a weighted-average amortization period of eight years. By intangible asset category, the amortized intangible assets acquired during fiscal 2011 were customer relationships of $15.6 million with a weighted-average amortization period of eight years, non-compete agreements of $3.1 million with a weighted-average amortization period of five years and amortized trademarks of $0.5 million with a weighted-average amortization period of five years. The following table presents details of the company’s amortized intangible assets:

	July 2, 2011			July 3, 2010
	Gross Carrying	Accumulated		Gross Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
			(In thousands)
Amortized intangible assets:
Customer relationships	$190,112	$(97,846)	$92,266	$169,913	$(77,394)	$92,519
Non-compete agreements	4,574	(1,269)	3,305	2,320	(1,306)	1,014
Trademarks	1,623	(282)	1,341	1,038	(136)	902

Total amortized intangible assets	$196,309	$(99,397)	$96,912	$173,271	$(78,836)	$94,435

     Intangible assets that have been fully amortized have been removed in the schedule above in the period full amortization is reached. Indefinite-lived intangible assets consisted of trademarks of $13.0 million and $12.0 million as of July 2, 2011 and July 3, 2010, respectively.
     Amortization expense for the past three years was $21.9 million in 2011, $20.9 million in 2010 and $15.7 million in 2009. The estimated future amortization expense for the next five fiscal years on intangible assets outstanding as of July 2, 2011 is shown below:

Amount
(In thousands)
2012	$22,513
2013	20,518
2014	19,126
2015	14,501
2016	7,668

8. DERIVATIVE FINANCIAL INSTRUMENTS
     Sysco manages its debt portfolio to achieve an overall desired position of fixed and floating rates and may employ interest rate swaps from time to time to achieve this position. The company does not use derivative financial instruments for trading or speculative purposes.
     In September 2009, the company entered into an interest rate swap agreement that effectively converted $200.0 million of fixed rate debt maturing in fiscal 2014 to floating rate debt. In October 2009, the company entered into an interest rate swap agreement that effectively converted $250.0 million of fixed rate debt maturing in fiscal 2013 to floating rate debt. Both transactions were entered into with the goal of reducing overall borrowing cost and increasing floating interest rate exposure. These transactions were designated as fair value hedges since the swaps hedge against the changes in fair value of fixed rate debt resulting from changes in interest rates.
     The location and the fair value of derivative instruments in the consolidated balance sheet as of each fiscal year-end are as follows:

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Fair Value Hedge Relationships:
Interest rate swap agreements
July 2, 2011	Other assets	$13,482	N/A	N/A
July 3, 2010	Other assets	$11,045	N/A	N/A
     The location and effect of derivative instruments and related hedged items on the consolidated results of operations for each fiscal year presented on a pre-tax basis are as follows:

		Amount of (Gain) or Loss
		Recognized in Income
	Location of (Gain)
	or Loss Recognized		2010
	in Income	2011	(53 Weeks)	2009
		(In thousands)
Fair Value Hedge Relationships:
Interest rate swap agreements	Interest expense	$(9,026)	$(10,557)	N/A
     Hedge ineffectiveness represents the difference between the changes in the fair value of the derivative instruments and the changes in fair value of the fixed rate debt attributable to changes in the benchmark interest rate. Hedge ineffectiveness is recorded directly in earnings within interest expense and was immaterial for fiscal 2011 and fiscal 2010. The interest rate swaps do not contain a credit-risk-related contingent feature.
9. SELF-INSURED LIABILITIES
     Sysco maintains a self-insurance program covering portions of workers’ compensation, general and vehicle liability and property insurance costs. The amounts in excess of the self-insured levels are fully insured by third party insurers. The company also maintains a fully self-insured group medical program. A summary of the activity in self-insured liabilities appears below:

	2011	2010	2009
		(In thousands)
Balance at beginning of period	$128,997	$132,551	$117,725
Charged to costs and expenses	325,540	321,373	328,830
Payments	(324,866)	(324,927)	(314,004)

Balance at end of period	$129,671	$128,997	$132,551

10. DEBT AND OTHER FINANCING ARRANGEMENTS
     Sysco’s debt consists of the following:

	July 2, 2011	July 3, 2010
	(In thousands)
Short-term bank borrowings, interest at 2.0% as of July 2, 2011	$181,975	$—
Senior notes, interest at 6.1%, maturing in fiscal 2012	200,092	200,186
Senior notes, interest at 4.2%, maturing in fiscal 2013	253,316	252,801
Senior notes, interest at 4.6%, maturing in fiscal 2014	208,779	208,249
Senior notes, interest at 5.25%, maturing in fiscal 2018	497,724	497,379
Senior notes, interest at 5.375%, maturing in fiscal 2019	248,693	248,524
Debentures, interest at 7.16%, maturing in fiscal 2027	50,000	50,000
Debentures, interest at 6.5%, maturing in fiscal 2029	224,593	224,570
Senior notes, interest at 5.375%, maturing in fiscal 2036	499,639	499,625
Senior notes, interest at 6.625%, maturing in fiscal 2039	245,524	245,364
Industrial Revenue Bonds and other debt, interest averaging 5.9% as of July 2, 2011 and 5.7% as of July 3, 2010, maturing at various dates to fiscal 2026	58,188	53,934

Total debt	2,668,523	2,480,632
Less current maturities of long-term debt	(207,031)	(7,970)
Less short-term bank borrowings	(181,975)	—

Net long-term debt	$2,279,517	$2,472,662

     The principal payments required to be made during the next five fiscal years on debt outstanding as of July 2, 2011 are shown below:

Amount
(In thousands)
2012	$207,031
2013	258,171
2014	211,908
2015	3,481
2016	1,896
Short-term Borrowings
     As of July 2, 2011, Sysco had uncommitted bank lines of credit, which provided for unsecured borrowings for working capital of up to $95.0 million. As of July 3, 2010, Sysco had uncommitted bank lines of credit, which provided for unsecured borrowings for working capital of up to $88.0 million. There were no borrowings outstanding under these lines of credit as of July 2, 2011 or July 3, 2010, respectively.
     As of July 2, 2011 and July 3, 2010, the company’s Irish subsidiary, Pallas Foods Limited, had a €10.0 million (Euro) committed facility for unsecured borrowings for working capital. There were no borrowings outstanding under this facility as of July 2, 2011 or July 3, 2010.
     On June 30, 2011, a Canadian subsidiary of Sysco entered into a short-term demand loan facility for the purpose of facilitating a distribution from the Canadian subsidiary to Sysco, and Sysco concurrently entered into an agreement with the bank to guarantee the loan. As of July 2, 2011, the amount outstanding under the facility was $182.0 million. The interest rate under the facility was 2.0% and payable on the due date. The loan was repaid in full on July 4, 2011.
Commercial Paper and Revolving Credit Facility
     Sysco has a Board-approved commercial paper program allowing the company to issue short-term unsecured notes in an aggregate amount not to exceed $1,300.0 million.
     Sysco and one of its subsidiaries, Sysco International, ULC., have a revolving credit facility supporting the company’s U.S. and Canadian commercial paper programs. The facility in the amount of $1,000.0 million expires on November 4, 2012, but is subject to extension.

     During fiscal 2011, 2010 and 2009, aggregate outstanding commercial paper issuances and short-term bank borrowings ranged from approximately zero to $330.3 million, zero to $1.8 million, and zero to $165.0 million, respectively. There were no commercial paper issuances outstanding as of July 2, 2011 and July 3, 2010, respectively.
Fixed Rate Debt
     In February 2009, Sysco deregistered the securities remaining unsold under its then existing shelf registration statement that was filed with the SEC in February 2008 for the issuance of debt securities. In February 2009, Sysco filed with the SEC an automatically effective well-known seasoned issuer shelf registration statement for the issuance of an indeterminate amount of debt securities that may be issued from time to time.
     In March 2009, Sysco issued 5.375% senior notes totaling $250.0 million due March 17, 2019 (the 2019 notes) and 6.625% senior notes totaling $250.0 million due March 17, 2039 (the 2039 notes) under its February 2009 shelf registration. The 2019 and 2039 notes, which were priced at 99.321% and 98.061% of par, respectively, are unsecured, are not subject to any sinking fund requirement and include a redemption provision which allows Sysco to retire the notes at any time prior to maturity at the greater of par plus accrued interest or an amount designed to ensure that the note holders are not penalized by early redemption. Proceeds from the notes will be utilized over a period of time for general corporate purposes, which may include acquisitions, refinancing of debt, working capital, share repurchases and capital expenditures.
     The 4.20% senior notes due February 12, 2013, 4.60% senior notes due March 15, 2014, the 5.25% senior notes due February 12, 2018, the 5.375% senior notes due September 21, 2035 and the 6.5% debentures due August 1, 2028 are unsecured, are not subject to any sinking fund requirement and include a redemption provision that allows Sysco to retire the debentures and notes at any time prior to maturity at the greater of par plus accrued interest or an amount designed to ensure that the debenture and note holders are not penalized by the early redemption.
     The 7.16% debentures due April 15, 2027 are unsecured, are not subject to any sinking fund requirement and are no longer redeemable prior to maturity.
     The 6.10% senior notes due June 1, 2012, issued by Sysco International, Co., a wholly-owned subsidiary of Sysco now known as Sysco International, ULC, are fully and unconditionally guaranteed by Sysco Corporation, are not subject to any sinking fund requirement, and include a redemption provision which allows Sysco International, ULC. to retire the notes at any time prior to maturity at the greater of par plus accrued interest or an amount designed to ensure that the note holders are not penalized by the early redemption.
     Sysco’s Industrial Revenue Bonds have varying structures. Final maturities range from four to 15 years and certain of the bonds provide Sysco the right to redeem the bonds at various dates. These redemption provisions generally provide the bondholder a premium in the early redemption years, declining to par value as the bonds approach maturity.
Total Debt
     Total debt as of July 2, 2011 was $2,668.5 million of which approximately 75% was at fixed rates with a weighted average of 5.9% and an average life of 15 years, and the remainder was at floating rates with a weighted average of 2.1% and an average life of one year. Certain loan agreements contain typical debt covenants to protect note holders, including provisions to maintain the company’s long-term debt to total capital ratio below a specified level. Sysco is currently in compliance with all debt covenants.
Other
     As of July 2, 2011 and July 3, 2010 letters of credit outstanding were $23.0 million and $28.4 million, respectively.

11. LEASES
     Sysco has obligations under capital and operating leases for certain distribution facilities, vehicles and computers. Total rental expense under operating leases was $79.3 million, $80.7 million, and $83.7 million in fiscal 2011, 2010 and 2009, respectively. Contingent rentals, subleases and assets and obligations under capital leases are not significant.
     Aggregate minimum lease payments by fiscal year under existing non-capitalized long-term leases are as follows:

Amount
(In thousands)
2012	$50,962
2013	39,239
2014	30,531
2015	24,814
2016	18,665
Thereafter	57,426
12. EMPLOYEE BENEFIT PLANS
     Sysco has defined benefit and defined contribution retirement plans for its employees. Also, the company contributes to various multi-employer plans under collective bargaining agreements and provides certain health care benefits to eligible retirees and their dependents.
     Sysco maintains a qualified pension plan (Retirement Plan) that pays benefits to employees at retirement, using formulas based on a participant’s years of service and compensation.
     The company’s defined contribution 401(k) plan provides that under certain circumstances the company may make matching contributions of up to 50% of the first 6% of a participant’s compensation. Sysco’s expense related to this plan was $19.8 million in fiscal 2011, $22.8 million in fiscal 2010, and $30.2 million in fiscal 2009.
     Sysco’s contributions to multi-employer pension plans, which include payments for voluntary withdrawals, were $32.8 million, $51.5 million, and $48.0 million in fiscal 2011, 2010 and 2009, respectively. Payments for voluntary withdrawals included in contributions were approximately zero, $17.4 million and $15.0 million in fiscal 2011, 2010 and 2009, respectively. See further discussion of Sysco’s participation in multi-employer pension plans in Note 18, “Commitments and Contingencies.”
     In addition to receiving benefits upon retirement under the company’s Retirement Plan, participants in the Management Incentive Plan (see “Management Incentive Compensation” in Note 15, “Share-Based Compensation”) will receive benefits under a Supplemental Executive Retirement Plan (SERP). This plan is a nonqualified, unfunded supplementary retirement plan.

Funded Status
     Accumulated pension assets measured against the obligation for pension benefits represents the funded status of a given plan. The funded status of Sysco’s company-sponsored defined benefit plans is presented in the table below. The caption “Pension Benefits” in the tables below includes both the Retirement Plan and the SERP.

	Pension Benefits		Other Postretirement Plans
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$2,212,304	$1,551,944	$8,461	$7,197
Service cost	99,443	66,650	396	328
Interest cost	134,973	119,593	524	562
Amendments	8,252	—	987	—
Recognized net actuarial loss	121,913	523,432	157	734
Total disbursements	(60,225)	(49,315)	287	(360)

Benefit obligation at end of year	2,516,660	2,212,304	10,812	8,461

Change in plan assets:
Fair value of plan assets at beginning of year	1,666,972	1,244,085	—	—
Actual return on plan assets	337,889	174,269	—	—
Employer contribution	161,677	297,933	(287)	360
Total disbursements	(60,225)	(49,315)	287	(360)

Fair value of plan assets at end of year	2,106,313	1,666,972	—	—

Funded status at end of year	$(410,347)	$(545,332)	$(10,812)	$(8,461)

     In order to meet a portion of its obligations under the SERP, Sysco maintains life insurance policies on the lives of the participants with carrying values of $170.0 million as of July 2, 2011 and $149.5 million as of July 3, 2010. These policies are not included as plan assets or in the funded status amounts in the tables above and below. Sysco is the sole owner and beneficiary of such policies. The projected benefit obligation for the SERP of $402.0 million and $363.5 million as of July 2, 2011 and July 3, 2010, respectively, was included in Other long-term liabilities on the balance sheet.
     The amounts recognized on Sysco’s consolidated balance sheets related to its company-sponsored defined benefit plans are as follows:

	Pension Benefits		Other Postretirement Plans
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
	(In thousands)
Current accrued benefit liability (Accrued expenses)	$(22,426)	$(21,574)	$(336)	$(333)
Non-current accrued benefit liability (Other long-term liabilities)	(387,921)	(523,758)	(10,476)	(8,128)

Net amount recognized	$(410,347)	$(545,332)	$(10,812)	$(8,461)

     Accumulated other comprehensive loss (income) as of July 2, 2011 consists of the following amounts that had not, as of that date, been recognized in net benefit cost:

		Other
	Pension Benefits	Postretirement Plans	Total
	(In thousands)
Prior service cost	$32,187	$1,450	$33,637
Net actuarial losses (gains)	784,382	(4,798)	779,584
Transition obligation	—	294	294

Total	$816,569	$(3,054)	$813,515

     Accumulated other comprehensive loss (income) as of July 3, 2010 consists of the following amounts that had not, as of that date, been recognized in net benefit cost:

		Other
	Pension Benefits	Postretirement Plans	Total
	(In thousands)
Prior service cost	$27,895	$648	$28,543
Net actuarial losses (gains)	948,389	(5,343)	943,046
Transition obligation	—	447	447

Total	$976,284	$(4,248)	$972,036

     The accumulated benefit obligation, which does not consider any salary increases, for the company-sponsored defined benefit pension plans was $2,325.2 million and $2,051.1 million as of July 2, 2011 and July 3, 2010, respectively.
     Information for plans with accumulated benefit obligation/aggregate benefit obligation in excess of fair value of plan assets is as follows:

	Pension Benefits		Other Postretirement Plans
	July 2, 2011(1)	July 3, 2010(1)	July 2, 2011	July 3, 2010
	(In thousands)
Accumulated benefit obligation/aggregate benefit obligation	$2,325,171	$2,051,115	$10,812	$8,461
Fair value of plan assets at end of year	2,106,313	1,666,972	—	—

(1)	Information under Pension Benefits as of July 2, 2011 and July 3, 2010 includes both the Retirement Plan and the SERP.
Components of Net Benefit Costs and Other Comprehensive Income
     The components of net company-sponsored pension costs for each fiscal year are as follows:

	Pension Benefits
		2010
	2011	(53 Weeks)	2009
	(In thousands)
Service cost	$99,443	$66,650	$80,899
Interest cost	134,973	119,593	113,715
Expected return on plan assets	(131,921)	(104,860)	(127,422)
Amortization of prior service cost	3,960	4,209	3,793
Amortization of net actuarial loss	79,952	40,526	17,729

Net pension costs	$186,407	$126,118	$88,714

     The components of other postretirement benefit costs for each fiscal year are as follows:

	Other Postretirement Plans
		2010
	2011	(53 Weeks)	2009
	(In thousands)
Service cost	$396	$328	$490
Interest cost	524	562	624
Amortization of prior service cost	185	185	130
Amortization of net actuarial gain	(388)	(490)	(158)
Amortization of transition obligation	153	153	153

Net other postretirement benefit costs	$870	$738	$1,239

     Net company-sponsored pension costs increased $60.3 million in fiscal 2011 due primarily to a decrease in discount rates used to calculate our projected benefit obligation and related pension expense, partially offset by reduced amortization of expense from actuarial gains from higher returns on assets of Sysco’s Retirement Plan during fiscal 2010. Net company-sponsored pension costs in fiscal 2012 are expected to decrease by approximately $27.3 million over fiscal 2011 due primarily to higher returns on assets of Sysco’s Retirement Plan during fiscal 2011.

     Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) related to company-sponsored pension plans for each fiscal year are as follows:

	Pension Benefits
		2010
	2011	(53 Weeks)	2009
		(In thousands)
Amortization of prior service cost	$3,960	$4,209	$3,793
Amortization of net actuarial loss	79,952	40,526	17,729
Pension liability assumption (prior service cost)	—	—	(26,704)
Prior service cost arising in current year	(8,252)	—	(48)
Net actuarial gain (loss) arising in current year	84,055	(454,023)	(201,417)

Net pension costs	$159,715	$(409,288)	$(206,647)

     Other changes in benefit obligations recognized in other comprehensive (loss) income related to other postretirement plans for each fiscal year are as follows:

	Other Postretirement Plans
		2010
	2011	(53 Weeks)	2009
		(In thousands)
Amortization of prior service cost	$185	$185	$130
Amortization of net actuarial gain	(388)	(490)	(158)
Amortization of transition obligation	153	153	153
Prior service cost arising in current year	(987)	—	(527)
Net actuarial (loss) gain arising in current year	(157)	(733)	3,813

Net pension costs	$(1,194)	$(885)	$3,411

     Amounts included in accumulated other comprehensive loss (income) as of July 2, 2011 that are expected to be recognized as components of net company-sponsored benefit cost during fiscal 2012 are:

		Other
	Pension Benefits	Postretirement Plans	Total
		(In thousands)
Amortization of prior service cost	$4,805	$215	$5,020
Amortization of net actuarial losses (gains)	60,166	(331)	59,835
Amortization of transition obligation	—	153	153

Total	$64,971	$37	$65,008

Employer Contributions
     The company made cash contributions to its company-sponsored pension plans of $161.7 million and $297.9 million in fiscal years 2011 and 2010, respectively. The contributions in fiscal 2011 of $140.0 million to the Retirement Plan would normally have been made in fiscal 2012; there were no minimum required contributions for the calendar 2010 plan year to meet ERISA minimum funding requirements. The contributions in fiscal 2010 of $280.0 million to the Retirement Plan included the minimum required contribution for the calendar 2009 plan year to meet ERISA minimum funding requirements, as well as $140.0 million of contributions that would normally have been made in fiscal 2011. Additional contributions to the Retirement Plan are not currently anticipated in fiscal 2012, however we will evaluate our funding position at the end of fiscal 2012 and select the timing for a contribution at that time. The company’s contributions to the SERP and other post-retirement plans are made in the amounts needed to fund current year benefit payments. The estimated fiscal 2012 contributions to fund benefit payments for the SERP and other postretirement plans are $23.1 million and $0.3 million, respectively.

Estimated Future Benefit Payments
     Estimated future benefit payments for vested participants, based on actuarial assumptions, are as follows:

		Other
	Pension Benefits	Postretirement Plans
	(In thousands)
2012	$65,259	$346
2013	71,326	455
2014	79,496	638
2015	88,530	802
2016	99,221	957
Subsequent five years	680,580	5,697
Assumptions
     Weighted-average assumptions used to determine benefit obligations as of year-end were:

	July 2, 2011	July 3, 2010
Discount rate — Retirement Plan	5.94%	6.15%
Discount rate — SERP	5.93	6.35
Discount rate — Other Postretirement Plans	5.94	6.32
Rate of compensation increase — Retirement Plan	5.30	5.30
     For determining the benefit obligations as of July 2, 2011 and July 3, 2010, the SERP calculations utilized an age-graded salary growth assumption.
     Weighted-average assumptions used to determine net company-sponsored pension costs and other postretirement benefit costs for each fiscal year were:

	2011	2010	2009
Discount rate — Retirement Plan	6.15%	8.02%	6.94%
Discount rate — SERP	6.35	7.14	7.03
Discount rate — Other Postretirement Plans	6.32	8.02	6.94
Expected rate of return — Retirement Plan	8.00	8.00	8.00
Rate of compensation increase — Retirement Plan	5.30	5.21	6.17
     For determining the net pension costs related to the SERP for fiscal 2011, the SERP calculations utilized an age-graded salary growth assumption. The calculation for fiscal 2010 utilized an age-graded salary growth assumption with reductions taken for determining fiscal 2010 pay due to base salary freezes in effect for fiscal 2010. The calculation for fiscal 2009 assumed various levels of base salary increase and decrease for determining pay for fiscal 2009 depending upon the participant’s position with the company and a 7% salary growth assumption for all participants for fiscal 2010 and thereafter.
     A healthcare cost trend rate is not used in the calculations of postretirement benefit obligations because Sysco subsidizes the cost of postretirement medical coverage by a fixed dollar amount, with the retiree responsible for the cost of coverage in excess of the subsidy, including all future cost increases.
     For guidance in determining the discount rate, Sysco calculates the implied rate of return on a hypothetical portfolio of high-quality fixed-income investments for which the timing and amount of cash outflows approximates the estimated payouts of the company-sponsored pension plans. The discount rate assumption is reviewed annually and revised as deemed appropriate. The discount rate to be used for the calculation of fiscal 2012 net company-sponsored benefit costs for the Retirement Plan is 5.94%. The discount rate to be used for the calculation of fiscal 2012 net company-sponsored benefit costs for the SERP is 5.93%. The discount rate to be used for the calculation of fiscal 2012 net company-sponsored benefit costs for the Other Postretirement Plans is 5.94%.
     The expected long-term rate of return on plan assets assumption is net return on assets assumption, representing gross return on assets less plan expenses. The expected return is derived from a mathematical asset model that incorporates assumptions as to the various asset class returns, reflecting a combination of rigorous historical performance analysis and the forward-looking views of the financial markets regarding the yield on bonds, the historical returns of the major stock markets and returns on alternative investments. The rate of return assumption is reviewed annually and revised as deemed appropriate. The expected long-term rate of return to be used in the calculation of fiscal 2012 net company-sponsored benefit costs for the Retirement Plan is 7.75%.

Plan Assets
Investment Strategy
     The company’s overall strategic investment objectives for the Retirement Plan are to preserve capital for future benefit payments and to balance risk and return commensurate with ongoing changes in the valuation of plan liabilities. In order to accomplish these objectives, the company oversees the Retirement Plan’s investment objectives and policy design, decides proper plan asset class strategies and structures, monitors the performance of plan investment managers and investment funds and determines the proper investment allocation of pension plan contributions and withdrawals. The company has created an investment structure for the Retirement Plan that takes into account the nature of the Retirement Plan’s liabilities. This structure ensures the Retirement Plan’s investment are diversified within each asset class, in addition to being diversified across asset classes with the intent to build asset class portfolios that are structured without strategic bias for or against any subcategories within each asset class. The company has also created a set of investment guidelines for the Retirement Plan’s investment managers to specify prohibited transactions, including borrowing of money except for real estate portfolios or private equity portfolios where leverage is a key component of the investment strategy and permitted in the investments’ governing documents, the purchase of securities on margin unless fully collateralized by cash or cash equivalents or short sales, pledging, mortgaging or hypothecating of any securities except for loans of securities that are fully collateralized, market timing transactions and the direct purchase of the securities of Sysco or the investment manager. The purchase or sale of derivatives for speculation or leverage is also prohibited; however, investment managers are allowed to use derivative securities so long as they do not increase the risk profile or leverage of the manager’s portfolio.
     The company’s target and actual investment allocation as of July 2, 2011 is as follows:

	Target Asset	Actual Asset
	Allocation Range	Allocation
U.S. equity	23 - 31%	33%
International equity	23 - 31	28
Core fixed income	11 - 17	15
Long duration fixed income	10 - 18	13
High yield fixed income	6 - 12	9
Alternative investments	5 - 15	2

		100%

     Sysco’s investment strategy is implemented through a combination of balanced and specialist investment managers, passive investment funds and actively-managed investment funds. U.S. equity consists of both large-cap and small-to-mid-cap securities. Core fixed income investments include intermediate range U.S. government and agency securities, corporate bonds from diversified industries, asset-backed securities, mortgage-backed securities, other debt securities and derivative securities. Long duration fixed income investments include U.S. government and agency securities, corporate bonds from diversified industries, asset-backed securities, mortgage-backed securities, other debt securities and derivative securities. High yield fixed income consists of below investment grade corporate debt securities and may include derivative securities. Alternative investments may include private equity, private real estate, timberland, and commodities investments. Investment funds are selected based on each fund’s stated investment strategy to align with Sysco’s overall target mix of investments. Actual asset allocation is regularly reviewed and periodically rebalanced to the target allocation when considered appropriate. As of July 2, 2011, actual asset allocation varied from the stated target in certain categories, as alternative investment funding, primarily in private equity funds require contributions over a multi-year period. Until such capital is required, the company has chosen to invest these amounts in U.S. equities.
     As discussed above, the Retirement Plan’s investments in equity, fixed income and alternative investments provide a range of returns and also expose the plan to investment risk. However, the investment policies put in place by the company require diversification of plan assets across issuers, industries and countries. As such, the Retirement Plan does not have significant concentrations of risk in plan assets.
Fair Value of Plan Assets
     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e. an exit price). See Note 3, “Fair Value Measurements,” for a description of the fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The following is a description of the valuation methodologies used for assets and liabilities measured at fair value.

     Cash and cash equivalents: Valued at amortized cost, which approximates fair value. Cash and cash equivalents is included as a Level 2 measurement in the table below.
     Equity securities: Valued at the closing price reported on the exchange market. If a stock is not listed on a public exchange, such as an American Depository Receipt or some preferred stocks, the stock is valued using an evaluated bid price based on a compilation of observable market information. Inputs used include yields, the underlying security “best price”, adjustments for corporate actions and exchange prices of underlying and common stock of the same issuer. Equity securities valued at the closing price reported on the exchange market are classified as a Level 1 measurement in the table below; all other equity securities are included as a Level 2 measurement.
     Fixed income securities: Valued using evaluated bid prices based on a compilation of observable market information or a broker quote in a non-active market. Inputs used vary by type of security, but include spreads, yields, rate benchmarks, rate of prepayment, cash flows, rating changes and collateral performance and type. All fixed income securities are included as a Level 2 measurement in the table below.
     Investment funds: Valued at the net asset value (NAV) provided by the manager of each fund. The NAV is calculated as the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV is based on the fair value of the underlying securities within the fund. The real estate fund is valued at the NAV of shares held by the Retirement Plan, which is based on the valuations of the underlying real estate investments held by the fund. Each real estate investment is valued on the basis of a discounted cash flow approach. Inputs used include future rental receipts, expenses and residual values from a market participant view of the highest and best use of the real estate as rental property. All investment funds, with the exception of the real estate fund and private equity funds, are included as a Level 2 measurement in the table below. The real estate fund and private equity funds are included as Level 3 measurements.
     Derivatives: Valuation method varies by type of derivative security.
•	Credit default and interest rate swaps: Valued using evaluated bid prices based on a compilation of observable market information. Inputs used for credit default swaps include spread curves and trade data about the credit quality of the counterparty. Inputs used for interest rate swaps include benchmark yields, swap curves, cash flow analysis, and interdealer broker rates. Credit default and interest rate swaps are included as a Level 2 measurement in the table below.

•	Foreign currency contracts: Valued using a standardized interpolation model that utilizes the quoted prices for standard-length forward foreign currency contracts and adjusts to the remaining term outstanding on the contract being valued. Foreign currency contracts are included as a Level 2 measurement in the table below.

•	Futures and option contracts: Valued at the closing price reported on the exchange market for exchange-traded futures and options. Over-the-counter options are valued using pricing models that are based on observable market information. Exchange-traded futures and options are included as a Level 1 measurement in the table below; over-the-counter options are included as a Level 2 measurement.

     The following table presents the fair value of the Retirement Plan’s assets by major asset category as of July 2, 2011:

	Assets Measured at Fair Value as of July 2, 2011
	Level 1	Level 2	Level 3	Total
	(In thousands)
Cash and cash equivalents [1]	$—	$112,217	$—	$112,217
U.S. equity:
U.S. large-cap [1]	139,048	357,712	—	496,760
U.S. small-to-mid-cap	166,890	—	—	166,890
International equity [2]	117,655	455,811	—	573,466
Core fixed income:
U.S. government and agency securities	—	62,691	—	62,691
Corporate bonds [1]	—	79,974	—	79,974
Asset-backed securities	—	8,704	—	8,704
Mortgage-backed securities, net [3]	—	129,941	—	129,941
Other [1]	—	17,905	—	17,905
Derivatives, net [4]	(34)	(340)	—	(374)
Long duration fixed income:
U.S. government and agency securities	—	79,970	—	79,970
Corporate bonds	—	139,916	—	139,916
Asset-backed securities	—	1,870	—	1,870
Mortgage-backed securities	—	11,810	—	11,810
Other [1]	—	39,997	—	39,997
Derivatives, net [5]	280	512	—	792
High yield fixed income [2]	—	191,583	—	191,583
Alternative investments:
Real estate [2]	—	—	30,615	30,615
Private equity [2]	—	—	1,480	1,480

Total investments at fair value	$423,839	$1,690,273	$32,095	$2,146,207

Other [6]				(39,894)

Fair value of plan assets at end of year				$2,106,313

[1]	Include direct investments and investment funds.

[2]	Include investments in investment funds only.

[3]	Include direct investments, investment funds and forward settling sales.

[4]	Include credit default swaps, interest rate swaps, and futures. The fair value of asset positions totaled $8.6 million; the fair value of liability positions totaled $9.0 million.

[5]	Include credit default swaps, interest rate swaps, foreign currency contracts, futures and options. The fair value of asset positions totaled $1.1 million; the fair value of liability positions totaled $0.3 million.

[6]	Include primarily plan receivables and payables, net.

     The following table presents the fair value of the Retirement Plan’s assets by major asset category as of July 3, 2010:

	Assets Measured at Fair Value as of July 3, 2010
	Level 1	Level 2	Level 3	Total
	(In thousands)
Cash and cash equivalents [1]	$—	$71,327	$—	$71,327
U.S. equity:
U.S. large-cap [1]	259,621	161,228	—	420,849
U.S. small-to-mid-cap	172,930	—	—	172,930
International equity [2]	—	285,184	—	285,184
Fixed income long duration:
U.S. government and agency securities	—	178,097	—	178,097
Corporate bonds [1]	—	225,412	—	225,412
Asset-backed securities	—	12,108	—	12,108
Mortgage-backed securities, net [3]	—	124,312	—	124,312
Other [1]	—	48,452	—	48,452
Derivatives, net [4]	600	991	—	1,591
Fixed income high yield [2]	—	120,984	—	120,984
Alternative investments:
Real estate [2]	—	—	17,065	17,065

Total investments at fair value	$433,151	$1,228,095	$17,065	$1,678,311

Other [5]				(11,339)

Fair value of plan assets at end of year				$1,666,972

[1]	Include direct investments and investment funds.

[2]	Include investments in investment funds only.

[3]	Include direct investments, investment funds and forward settling sales.

[4]	Include credit default swaps, interest rate swaps, foreign currency contracts, futures and options. The fair value of asset positions totaled $13.5 million; the fair value of liability positions totaled $11.9 million.

[5]	Include primarily plan receivables and payables, net.
     The following table sets forth a summary of changes in the fair value of the Retirement Plan’s Level 3 assets for each fiscal year:

	Real Estate	Private Equity	Total Level 3
	Fund	Funds	Measurements
	(In thousands)
Balance, June 27, 2009	$14,839	$—	$14,839
Actual return on plan assets:
Relating to assets still held at the reporting date	(1,545)	—	(1,545)
Relating to assets sold during the period	(15)	—	(15)
Purchases and sales, net	3,786	—	3,786
Transfers in and/or out of Level 3	—	—	—

Balance, July 3, 2010	$17,065	$—	$17,065
Actual return on plan assets:
Relating to assets still held at the reporting date	3,371	72	3,443
Relating to assets sold during the period	—	—	—
Purchases and sales, net	10,179	1,408	11,587
Transfers in and/or out of Level 3	—	—	—

Balance, July 2, 2011	$30,615	$1,480	$32,095

13. SHAREHOLDERS’ EQUITY
     Basic earnings per share has been computed by dividing net earnings by the weighted average number of shares of common stock outstanding for each respective year. Diluted earnings per share has been computed by dividing net earnings by the weighted average number of shares of common stock outstanding during those respective years adjusted for the dilutive effect of stock options outstanding using the treasury stock method.
     A reconciliation of the numerators and the denominators of the basic and diluted earnings per share computations for the periods presented follows:

		2010
	2011	(53 Weeks)	2009
	(In thousands, except for share and per share data)
Numerator:
Net earnings	$1,152,030	$1,179,983	$1,055,948

Denominator:
Weighted-average basic shares outstanding	586,526,142	592,157,221	595,127,577
Dilutive effect of share-based awards	2,165,404	1,432,821	941,627

Weighted-average diluted shares outstanding	588,691,546	593,590,042	596,069,204

Basic earnings per share:	$1.96	$1.99	$1.77

Diluted earnings per share:	$1.96	$1.99	$1.77

     The number of options that were not included in the diluted earnings per share calculation because the effect would have been anti-dilutive was approximately 50,700,000, 58,200,000 and 63,000,000 for fiscal 2011, 2010 and 2009, respectively.
     Dividends declared were $604.5 million, $585.7 million and $557.5 million in fiscal 2011, 2010 and 2009, respectively. Included in dividends declared for each year were dividends declared but not yet paid at year-end of approximately $155.0 million, $148.0 million and $142.0 million in fiscal 2011, 2010 and 2009, respectively.
14. COMPREHENSIVE INCOME
     Comprehensive income is net earnings plus certain other items that are recorded directly to shareholders’ equity, such as foreign currency translation adjustments, amounts related to cash flow hedging arrangements and certain amounts related to pension and other postretirement plans. The amortization of the cash flow hedge noted in the tables below relates to a cash flow hedge of a forecasted debt issuance which was settled in September 2005 and is being amortized over the life of the related debt. Comprehensive income was $1,372.3 million, $977.7 million and $846.7 million in fiscal 2011, 2010 and 2009, respectively.
     A summary of the components of other comprehensive (loss) income and the related tax effects for each of the years presented is as follows:

	2011
	Before Tax Amount	Tax	Net of Tax Amount
	(In thousands)
Foreign currency translation adjustment	$122,217	$—	$122,217
Amortization of cash flow hedge	696	268	428
Amortization of prior service cost	4,145	1,592	2,553

Amortization of net actuarial loss (gain), net	79,564	30,551	49,013
Amortization of transition obligation	153	60	93
Prior service cost arising in current year	(9,239)	(3,547)	(5,692)
Net actuarial (loss) gain, net arising in current year	83,898	32,217	51,681

Other comprehensive income	$281,434	$61,141	$220,293

	2010
	(53 Weeks)
	Before Tax Amount	Tax	Net of Tax Amount
	(In thousands)
Foreign currency translation adjustment	$49,973	$—	$49,973
Amortization of cash flow hedge	695	267	428
Amortization of prior service cost	4,394	1,687	2,707

Amortization of net actuarial loss (gain), net	40,037	15,373	24,664
Amortization of transition obligation	153	60	93
Net actuarial (loss) gain, net arising in current year	(454,756)	(174,626)	(280,130)

Other comprehensive loss	$(359,504)	$(157,239)	$(202,265)

	2009
	Before Tax Amount	Tax	Net of Tax Amount
	(In thousands)
Foreign currency translation adjustment	$(84,452)	$—	$(84,452)
Amortization of cash flow hedge	694	266	428
Amortization of prior service cost	3,923	1,505	2,418

Amortization of net actuarial loss (gain), net	17,571	6,747	10,824
Amortization of transition obligation	153	60	93
Pension liability assumption	(26,704)	(10,254)	(16,450)
Prior service cost arising in current year	(575)	(221)	(354)
Net actuarial (loss) gain, net arising in current year	(197,604)	(75,879)	(121,725)

Other comprehensive loss	$(286,994)	$(77,776)	$(209,218)

     The following table provides a summary of the changes in accumulated other comprehensive (loss) income for the years presented:

	Pension and
	Other
	Postretirement		Interest Rate
	Benefit Plans,	Foreign Currency	Swap,
	net of tax	Translation	net of tax	Total
		(In thousands)
Balance as of June 28, 2008	$(220,913)	$164,014	$(11,869)	$(68,768)
Foreign currency translation adjustment	—	(84,452)	—	(84,452)
Amortization of cash flow hedge	—	—	428	428
Amortization of prior service cost	2,418	—	—	2,418

Amortization of net actuarial loss (gain), net	10,824	—	—	10,824
Amortization of transition obligation	93	—	—	93
Pension liability assumption	(16,450)	—	—	(16,450)
Prior service cost arising in current year	(354)	—	—	(354)
Net actuarial (loss) gain, net arising in current year	(121,725)	—	—	(121,725)

Balance as of June 27, 2009	(346,107)	79,562	(11,441)	(277,986)
Foreign currency translation adjustment	—	49,973	—	49,973
Amortization of cash flow hedge	—	—	428	428
Amortization of prior service cost	2,707	—	—	2,707

Amortization of net actuarial loss (gain), net	24,664	—	—	24,664
Amortization of transition obligation	93	—	—	93
Net actuarial (loss) gain, net arising in current year	(280,130)	—	—	(280,130)

Balance as of July 3, 2010	(598,773)	129,535	(11,013)	(480,251)
Foreign currency translation adjustment	—	122,217	—	122,217
Amortization of cash flow hedge	—	—	428	428
Amortization of prior service cost	2,553	—	—	2,553

Amortization of net actuarial loss (gain), net	49,013	—	—	49,013
Amortization of transition obligation	93	—	—	93
Prior service cost arising in current year	(5,692)	—	—	(5,692)
Net actuarial (loss) gain, net arising in current year	51,681	—	—	51,681

Balance as of July 2, 2011	$(501,125)	$251,752	$(10,585)	$(259,958)

15. SHARE-BASED COMPENSATION
     Sysco provides compensation benefits to employees and non-employee directors under several share-based payment arrangements including various employee stock option plans, the Employees’ Stock Purchase Plan, the Management Incentive Plan and various non-employee director plans.
Stock Incentive Plans
     In November 2009, Sysco’s 2007 Stock Incentive Plan was amended and provides for the issuance of up to 55,000,000 shares of Sysco common stock for share-based awards to officers and other employees of the company. Of the 55,000,000 authorized shares, the full 55,000,000 shares may be issued as options or stock appreciation rights and up to 10,000,000 shares may be issued as restricted stock, restricted stock units or other types of stock-based awards. To date, Sysco has issued options, restricted stock and restricted stock units under this plan. Vesting requirements for awards under this plan will vary by individual grant and may include either time-based vesting or time-based vesting subject to acceleration based on performance criteria for fiscal periods of at least one year. The contractual life of all options granted under this plan will be no greater than seven years. As of July 2, 2011, there were 24,814,016 remaining shares authorized and available for grant in total under the amended 2007 Stock Incentive Plan, of which the full 24,814,016 shares may be issued as options or stock appreciation rights, or as a combination of up to 8,667,189 shares that may be issued as restricted stock, restricted stock units or other types of stock-based awards with the remainder available for issuance as options or stock appreciation rights.

     Sysco has also granted employee options under several previous employee stock option plans for which previously granted options remain outstanding as of July 2, 2011. No new options will be issued under any of the prior plans, as future grants to employees will be made through the amended 2007 Stock Incentive Plan or subsequently adopted plans. Vesting requirements for awards under these plans vary by individual grant and include either time-based vesting or time-based vesting subject to acceleration based on performance criteria. The contractual life of all options granted under these plans through July 3, 2004 is 10 years; options granted after July 3, 2004 have a contractual life of seven years.
     In November 2009, Sysco’s 2009 Non-Employee Directors Stock Plan was adopted and provides for the issuance of up to 750,000 shares of Sysco common stock for share-based awards to non-employee directors. The authorized shares may be granted as restricted stock, restricted stock units, elected shares or additional shares. In addition, options and unvested common shares also remained outstanding as of July 2, 2011 under previous non-employee director stock plans. No further grants will be made under these previous plans, as all future grants to non-employee directors will be made through the 2009 Non-Employee Directors Stock Plan or subsequently adopted plans. Vesting requirements for awards under these plans vary by individual grant and include either time-based vesting or vesting based on performance criteria. The contractual life of all options granted under these plans through July 3, 2004 is 10 years; options granted after July 3, 2004 have a contractual life of seven years. As of July 2, 2011, there were 652,097 remaining shares authorized and available for grant in total under the 2009 Non-Employee Directors Stock Plan.
Stock Options
     Certain of Sysco’s option awards are subject to graded vesting over a service period. In those cases, Sysco recognizes compensation cost on a straight-line basis over the requisite service period for the entire award. In other cases, certain of Sysco’s option awards provide for graded vesting over a service period but include a performance-based provision allowing for accelerated vesting. In these cases, if it is probable that the performance condition will be met, Sysco recognizes compensation cost on a straight-line basis over the shorter performance period; otherwise, it will recognize compensation cost over the longer service period.
     In addition, certain of Sysco’s options provide that the options continue to vest as if the optionee continued to be an employee or director if the optionee meets certain age and years of service thresholds upon retirement. In these cases, for awards granted through July 2, 2005, Sysco will recognize the compensation cost for such awards over the service period and accelerate any remaining unrecognized compensation cost when the employee retires. Due to the adoption of the fair value recognition provisions of the stock compensation accounting guidance, for awards granted subsequent to July 2, 2005, Sysco will recognize compensation cost for such awards over the period from the grant date to the date the employee or director first becomes eligible to retire with the options continuing to vest after retirement. If Sysco had recognized compensation cost for such awards over the period from the grant date to the date the employee or the director first became eligible to retire with the options continuing to vest after retirement for all periods presented, recognized compensation cost would not have been materially different for fiscal 2011 or fiscal 2010. Recognized compensation cost would have been $3.5 million lower for fiscal 2009.
     The fair value of each option award is estimated as of the date of grant using a Black-Scholes option pricing model. The weighted average assumptions for the periods indicated are noted in the following table. Expected volatility is based on historical volatility of Sysco’s stock, implied volatilities from traded options on Sysco’s stock and other factors. Sysco utilizes historical data to estimate option exercise and employee termination behavior within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. Expected dividend yield is estimated based on the historical pattern of dividends and the average stock price for the year preceding the option grant. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
     The following weighted-average assumptions were used for each fiscal year presented:

	2011	2010	2009
Dividend yield	3.5%	3.6%	3.2%
Expected volatility	23.4%	25.4%	34.7%
Risk-free interest rate	1.2%	2.3%	2.3%
Expected life	5.0 years	4.9 years	4.5 years

     The following summary presents information regarding outstanding options as of July 2, 2011 and changes during the fiscal year then ended with regard to options under all stock incentive plans:

			Weighted Average
		Weighted	Remaining	Aggregate
	Shares Under	Average Exercise	Contractual Term	Intrinsic Value
	Option	Price Per Share	(in years)	(in thousands)
Outstanding as of July 3, 2010	72,835,397	$29.72
Granted	7,190,250	28.86
Exercised	(11,461,735)	27.20
Forfeited	(422,309)	28.24
Expired	(749,295)	31.23

Outstanding as of July 2, 2011	67,392,308	$30.05	2.77	$120,024

Vested or expected to vest as of July 2, 2011	66,718,623	$30.07	2.75	$117,725

Exercisable as of July 2, 2011	45,522,993	$30.90	1.67	$46,562

     The total number of employee options granted was 7,190,250, 8,494,200 and 8,089,750 in fiscal years 2011, 2010 and 2009, respectively. During fiscal 2011, 1,423,000 options were granted to 11 executive officers and 5,767,250 options were granted to approximately 1,500 other key employees. During fiscal 2010, 1,451,500 options were granted to 12 executive officers and 7,042,700 options were granted to approximately 1,600 other key employees. During fiscal 2009, 1,395,000 options were granted to 12 executive officers and 6,694,750 options were granted to approximately 1,700 other key employees.
     The weighted average grant-date fair value of options granted in fiscal 2011, 2010 and 2009 was $3.96, $4.53 and $5.88, respectively. The total intrinsic value of options exercised during fiscal 2011, 2010 and 2009 was $45.5 million, $16.3 million and $24.4 million, respectively.
Restricted Stock Units
     During fiscal 2011 and 2010, 656,000 and 652,300 restricted stock units, respectively, were granted to employees that will vest ratably over a three-year period. The majority of these restricted stock units were granted with dividend equivalents. The fair value of each restricted stock unit award granted with a dividend equivalent is based on the company’s stock price as of the date of grant. For restricted stock unit awards granted without dividend equivalents, the fair value was reduced by the present value of expected dividends during the vesting period. The weighted average grant-date fair value per share of restricted stock units granted during the fiscal 2011 and 2010 was $28.72 and $27.24, respectively.
Restricted Stock
     In fiscal 2009, 75,822 shares of restricted stock were granted to an executive officer. The fair value of these shares was $23.74 per share, which was based on the stock price on the grant date. These shares will vest ratably over a three-year period. In fiscal 2010, this executive officer announced his retirement, and 37,911 of the shares were forfeited according to the terms of the agreement. The remaining shares have vested according to the terms of the agreement as amended in connection with the executive officer’s retirement.
Non-Employee Director Awards
     The 2009 Non-Employee Directors Stock Plan, as well as previous plans, provides for the issuance of restricted awards to current non-employee directors. During fiscal 2011, 2010 and 2009, 60,973, 58,310 and 65,631 shares, respectively, of restricted awards were granted to non-employee directors. The awards granted in fiscal 2011 vest over a one-year period, and the awards granted in fiscal 2010 and 2009 vest over a three-year period. Beginning in fiscal 2011, the non-employee directors may elect to receive these awards in restricted stock shares that will vest at the end of the award’s stated vesting period or as deferred units which convert into shares of Sysco common stock upon a date selected by the non-employee director that is subsequent to the award’s stated vesting date. The fair value of the restricted awards is based on the company’s stock price as of the date of grant. The weighted average grant-date fair value of the shares granted during fiscal 2011, 2010 and 2009 was $28.87, $27.44 and $24.99, respectively.
     Under the 2009 Non-Employee Directors Stock Plan, non-employee directors may elect to receive up to 100% of their annual directors’ fees in Sysco common stock on either an annual or deferred basis. Previous plans allowed for the election to receive up to 50% of annual directors’ fees in Sysco common stock. Sysco provides a matching grant of 50% of the number of shares received for the stock election subject to certain limitations. As a result of such elections, a total of 27,979, 23,111 and 21,966 shares with a weighted-average grant date fair value of $29.26, $24.42 and $27.49 per share were issued in fiscal 2011, 2010 and 2009, respectively, in the form of fully vested common stock or deferred units.

Summary of Nonvested Awards
     The following summary presents information regarding outstanding nonvested awards as of July 2, 2011 and changes during the fiscal year then ended with regard to these awards under all stock incentive plans. Award types represented include: restricted stock units granted to employees, restricted stock granted to employees and restricted awards granted to non-employee directors.

		Weighted
		Average Grant
		Date Fair Value
	Shares	Per Share
Nonvested as of July 3, 2010	778,623	$27.23
Granted	716,973	28.73
Vested	(285,536)	27.30
Forfeited	(7,534)	29.22

Nonvested as of July 2, 2011	1,202,526	$28.10

Employees’ Stock Purchase Plan
     Sysco has an Employees’ Stock Purchase Plan that permits employees to invest in Sysco common stock by means of periodic payroll deductions at discount of 15% from the closing price on the last business day of each calendar quarter. In November 2010, the Employees’ Stock Purchase Plan was amended to reserve an additional 5,000,000 shares of Sysco common stock for issuance under the plan. Including the additional 5,000,000 shares reserved in fiscal 2011, the total number of shares which may be sold pursuant to the plan may not exceed 79,000,000 shares, of which 6,902,496 remained available as of July 2, 2011.
     During fiscal 2011, 1,655,100 shares of Sysco common stock were purchased by the participants as compared to 1,827,386 shares purchased in fiscal 2010 and 2,031,695 shares purchased in fiscal 2009. In July 2011, 377,730 shares were purchased by participants.
     The weighted average fair value of employee stock purchase rights issued pursuant to the Employees’ Stock Purchase Plan was $4.28, $3.87 and $3.85 per share during fiscal 2011, 2010 and 2009, respectively. The fair value of the stock purchase rights was calculated as the difference between the stock price at date of issuance and the employee purchase price.
Management Incentive Compensation
     Sysco’s Management Incentive Plan compensates key management personnel for specific performance achievements. With respect to bonuses for fiscal 2008 and earlier years, the bonuses earned and expensed under this plan were paid in the following fiscal year in both cash and stock or deferred for payment in future years at the election of each participant. The stock awards under this plan immediately vested upon issuance; however, participants were restricted from selling, transferring, giving or otherwise conveying the shares for a period of two years from the date of issuance of such shares. The fair value of the stock issued under the Management Incentive Plan was based on the stock price less a 12% discount for post-vesting restrictions. The discount for post-vesting restrictions was estimated based on restricted stock studies and by calculating the cost of a hypothetical protective put option over the restriction period. In May 2008, the Management Incentive Plan was amended to remove the stock component of the bonus structure from all future bonuses granted. A total of 672,087 shares at a fair value of $28.22 were issued pursuant to this plan in fiscal 2009 for bonuses earned in the fiscal 2008, the final year the bonus included a stock component.
All Share-Based Payment Arrangements
     The total share-based compensation cost that has been recognized in results of operations was $59.2 million, $66.4 million and $56.0 million for fiscal 2011, 2010 and 2009, respectively, and is included within operating expenses in the consolidated results of operations. The total income tax benefit recognized in results of operations for share-based compensation arrangements was $18.2 million, $13.9 million and $9.9 million for fiscal 2011, 2010 and 2009, respectively.
     As of July 2, 2011, there was $61.3 million of total unrecognized compensation cost related to share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 2.62 years.
     Cash received from option exercises and purchases of shares under the Employees’ Stock Purchase Plan was $332.7 million, $94.8 million and $111.8 million during fiscal 2011, 2010 and 2009, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $15.9 million, $5.4 million and $7.4 million during fiscal 2011, 2010 and 2009, respectively.

16. INCOME TAXES
Income Tax Provisions
     The income tax provision for each fiscal year consists of the following:

		2010
	2011	(53 Weeks)	2009
		(In thousands)
United States federal income taxes	$569,872	$542,535	$602,595
State and local income taxes	60,081	80,492	87,223
Foreign income taxes	45,471	46,579	25,068

Total	$675,424	$669,606	$714,886

     The current and deferred components of the income tax provisions for each fiscal year are as follows:

		2010
	2011	(53 Weeks)	2009
		(In thousands)
Current	$840,173	$791,120	$1,010,595
Deferred	(164,749)	(121,514)	(295,709)

Total	$675,424	$669,606	$714,886

     The deferred tax provisions result from the effects of net changes during the year in deferred tax assets and liabilities arising from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Internal Revenue Service Settlement
     Sysco’s affiliate, Baugh Supply Chain Cooperative (BSCC), was a cooperative taxed under subchapter T of the United States Internal Revenue Code, the operation of which has resulted in a deferral of tax payments. The IRS, in connection with its audits of the company’s 2003 through 2006 federal income tax returns, proposed adjustments that would have accelerated amounts that the company had previously deferred and would have resulted in the payment of interest on those deferred amounts. Sysco reached a settlement with the IRS in the first quarter of fiscal 2010 to cease paying U.S. federal taxes related to BSCC on a deferred basis, pay the amounts that were recorded within deferred taxes related to BSCC over a three-year period and make a one-time payment of $41.0 million, of which approximately $39.0 million was non-deductible. The settlement addressed the BSCC deferred tax issue as it related to the IRS audit of the company’s 2003 through 2006 federal income tax returns, and settled the matter for all subsequent periods, including the 2007 and 2008 federal income tax returns already under audit. As a result of the settlement, the company agreed to pay the amounts owed in the following schedule:

(In thousands)
Fiscal 2010	$528,000
Fiscal 2011	212,000
Fiscal 2012	212,000
     As noted in the table above, payments related to the settlement were $212.0 million and $528.0 million in fiscal 2011 and fiscal 2010, respectively. Remaining amounts to be paid in 2012 will be paid in connection with the company’s quarterly tax payments, two of which fall in the second quarter, one in the third quarter and one in the fourth quarter. The company believes it has access to sufficient cash on hand, cash flows from operations and current access to capital to make payments on all of the amounts noted above. The company had previously accrued interest for a portion of the exposure pertaining to the IRS proposed adjustments and as a result of the settlement with the IRS, Sysco recorded an income tax benefit of approximately $29.0 million in the first quarter of fiscal 2010.
     Sysco’s deferred taxes were impacted by the timing of these installment payments. Sysco reclassified amounts due within one year from deferred taxes to accrued income taxes at the beginning of each of fiscal 2011 and 2010. Additionally, beginning in fiscal 2009, the company is not deferring taxes for federal purposes according to its agreement with the IRS.

Deferred Tax Assets and Liabilities
     Significant components of Sysco’s deferred tax assets and liabilities are as follows:

	July 2, 2011	July 3, 2010
	(In thousands)
Deferred tax liabilities:
Deferred supply chain distributions	$276,001	$542,424
Excess tax depreciation and basis differences of assets	384,702	288,122
Goodwill and intangible assets	175,747	157,943
Other	35,497	26,032

Total deferred tax liabilities	871,947	1,014,521
Deferred tax assets:
Net operating tax loss carryforwards	35,989	70,439
Benefit on unrecognized tax benefits	23,463	32,790
Pension	162,212	213,398
Share-based compensation	61,978	54,426
Deferred compensation	37,659	39,823
Self-insured liabilities	40,454	40,623
Receivables	52,614	54,511
Inventory	54,853	47,256
Other	56,465	34,836

Total deferred tax assets	525,687	588,102

Valuation allowances	4,046	23,115

Total net deferred tax liabilities	$350,306	$449,534

     The company had state net operating tax loss carryforwards as of July 2, 2011 and state and Canadian net operating tax loss carryforwards as of July 3, 2010. The net operating tax loss carryforwards outstanding as of July 2, 2011 expire in fiscal years 2012 through 2031. There were no valuation allowances recorded for the state tax loss carryforwards as of July 2, 2011 because management believes it is more likely than not that these benefits will be realized based on utilization forecasts. Valuation allowances of $19.8 million were recorded for the state tax loss carryforwards as of July 3, 2010, as management believed that it was more likely than not that a portion of the benefits of these state tax loss carryforwards would not be realized.
Effective Tax Rates
     Reconciliations of the statutory federal income tax rate to the effective income tax rates for each fiscal year are as follows:

	2011	2010	2009
United States statutory federal income tax rate	35.00%	35.00%	35.00%
State and local income taxes, net of any applicable federal income tax benefit	1.96	2.89	2.59
Foreign income taxes	(0.50)	(0.31)	(0.96)
Impact of uncertain tax benefits	0.51	(1.46)	1.75
Impact of adjusting carrying value of corporate-owned life insurance policies to their cash surrender values	(0.61)	(0.45)	0.95
Other	0.60	0.53	1.04

	36.96%	36.20%	40.37%

     The effective tax rate of 36.96% for fiscal 2011 was favorably impacted primarily by two items. First, the company recorded a tax benefit of approximately $17.0 million for the reversal of valuation allowances previously recorded on state net operating loss carryforwards. Second, the company adjusted the carrying values of the company’s COLI policies to their cash surrender values. The gain of $28.2 million recorded in fiscal 2011 was primarily non-taxable for income tax purposes, and had the impact of decreasing income tax expense for the period by $11.1 million. Partially offsetting these favorable impacts was the recording of $9.3 million in tax and interest related to various federal, foreign and state uncertain tax positions.

     The effective tax rate of 36.20% for fiscal 2010 was favorably impacted primarily by two items. First, as discussed above, the company recorded an income tax benefit of approximately $29.0 million resulting from the one-time reversal of previously accrued interest related to the settlement with the IRS. Second, the gain of $21.6 million recorded to adjust the carrying value of COLI policies to their cash surrender values in fiscal 2010 was non-taxable for income tax purposes, and had the impact of decreasing income tax expense for the period by $8.3 million.
     The effective tax rate of 40.37% for fiscal 2009 was unfavorably impacted primarily by two factors. First, the company recorded tax adjustments related to federal and state uncertain tax positions of $31.0 million. Second, the loss of $43.8 million recorded to adjust the carrying value of COLI policies to their cash surrender values in fiscal 2009 was non-deductible for income tax purposes, and had the impact of increasing income tax expense for the period by $16.8 million. The effective tax rate for fiscal 2009 was favorably impacted by the reversal of valuation allowances of $7.8 million previously recorded on Canadian net operating loss deferred tax assets.
Uncertain Tax Positions
     A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, excluding interest and penalties, is as follows:

	2011	2010
	(In thousands)
Unrecognized tax benefits at beginning of year	$89,851	$92,145
Additions for tax positions related to prior years	21,099	2,796
Reductions for tax positions related to prior years	(11,955)	(8,645)
Additions for tax positions related to the current year	—	19,595
Reductions for tax positions related to the current year	—	—
Reductions due to settlements with taxing authorities	(25,294)	(15,608)
Reductions due to lapse of applicable statute of limitations	(1,610)	(432)

Unrecognized tax benefits at end of year	$72,091	$89,851

     As of July 2, 2011, $15.9 million of the gross liability for unrecognized tax benefits was netted within prepaid income taxes relating to a payment that occurred during fiscal 2011; however, the liability is considered outstanding until the matters have been settled with the respective jurisdiction. As of July 2, 2011, the gross amount of liability for accrued interest and penalties related to unrecognized tax benefits was $33.2 million, of which $8.7 million was netted within prepaid income taxes relating to a payment that occurred during fiscal 2011; however, the liability is considered outstanding until the matters have been settled with the respective jurisdiction. The expense recorded for interest and penalties related to unrecognized tax benefits in fiscal 2011 was $7.2 million.
     As of July 3, 2010, $15.9 million of the gross liability for unrecognized tax benefits was netted within prepaid income taxes as payment was expected to occur during fiscal 2011. As of July 3, 2010, the gross amount of liability for accrued interest and penalties related to unrecognized tax benefits was $40.6 million, of which $8.7 million was netted within prepaid income taxes as payment was expected to occur during fiscal 2011. The expense recorded for interest and penalties related to unrecognized tax benefits in fiscal 2010 was $12.0 million.
     If Sysco were to recognize all unrecognized tax benefits recorded as of July 2, 2011, approximately $40.1 million of the $72.1 million reserve would reduce the effective tax rate. It is reasonably possible that the amount of the unrecognized tax benefits with respect to certain of the company’s unrecognized tax positions will increase or decrease in the next twelve months either because Sysco’s positions are sustained on audit or because the company agrees to their disallowance. Items that may cause changes to unrecognized tax benefits primarily include the consideration of various filing requirements in various states and the allocation of income and expense between tax jurisdictions. In addition, the amount of unrecognized tax benefits recognized within the next twelve months may decrease due to the expiration of the statute of limitations for certain years in various jurisdictions; however, it is possible that a jurisdiction may open an audit on one of these years prior to the statute of limitations expiring. At this time, an estimate of the range of the reasonably possible change cannot be made.
     The IRS is auditing Sysco’s 2009 and 2010 federal income tax returns. As of July 2, 2011, Sysco’s tax returns in the majority of the state and local jurisdictions and Canada are no longer subject to audit for the years before 2006. However, some jurisdictions have audits open prior to 2006, with the earliest dating back to 2002. Certain tax jurisdictions require partial to full payment on audit assessments in order to proceed to the appeals process. Although the outcome of tax audits is generally uncertain, the company believes that adequate amounts of tax, including interest and penalties, have been accrued for any adjustments that may result from those open years.

Other
     Undistributed income of certain consolidated foreign subsidiaries at July 2, 2011 amounted to $544.0 million for which no deferred U.S. income tax provision has been recorded because Sysco intends to permanently reinvest such income in those foreign operations. An estimate of any U.S. taxes or foreign withholding taxes that may be applicable upon actual or deemed repatriation is not practical.
17. ACQUISITIONS
     During fiscal 2011, in the aggregate, the company paid cash of $101.1 million for operations acquired during fiscal 2011 and for contingent consideration related to operations acquired in previous fiscal years. During fiscal 2011, Sysco acquired for cash broadline foodservice operations in central California; Los Angeles, California; Ontario, Canada; Lincoln, Nebraska and Trenton, New Jersey. The fiscal 2011 acquisitions were immaterial, individually and in the aggregate, to the consolidated financial statements.
     Certain acquisitions involve contingent consideration typically payable over periods up to five years only in the event that certain outstanding contingencies are resolved. As of July 2, 2011, aggregate contingent consideration amounts outstanding relating to acquisitions was $56.6 million, of which $46.0 million could result in the recording of additional goodwill.
18. COMMITMENTS AND CONTINGENCIES
Legal Proceedings
     Sysco is engaged in various legal proceedings which have arisen but have not been fully adjudicated. Management does not believe that these proceedings will have a material adverse effect upon the consolidated financial position or results of operations of the company. However, the final results of legal proceedings cannot be predicted with certainty and if the company failed to prevail in one or more of these legal matters, the company’s consolidated financial position or results of operations could be materially adversely affected in future periods.
Multi-Employer Pension Plans
     Sysco contributes to several multi-employer defined benefit pension plans based on obligations arising under collective bargaining agreements covering union-represented employees. Approximately 10% of Sysco’s current employees are participants in such multi-employer plans. In fiscal 2011, total contributions to these plans were approximately $32.8 million.
     Sysco does not directly manage these multi-employer plans, which are generally managed by boards of trustees, half of whom are appointed by the unions and the other half by other employers contributing to the plan. Based upon the information available from plan administrators, management believes that several of these multi-employer plans are underfunded. In addition, pension-related legislation, requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the level of their underfunding. As a result, Sysco expects its contributions to these plans to increase in the future.
     Under current law regarding multi-employer defined benefit plans, a plan’s termination, Sysco’s voluntary withdrawal, or the mass withdrawal of all contributing employers from any underfunded multi-employer defined benefit plan would require Sysco to make payments to the plan for Sysco’s proportionate share of the multi-employer plan’s unfunded vested liabilities. Generally, Sysco does not have the greatest share of liability among the participants in any of the plans in which it participates. Based on the information available from plan administrators, which has valuation dates ranging from January 31, 2009 to December 31, 2009, Sysco estimates its share of withdrawal liability on most of the multi-employer plans in which it participates could have been as much as $200.0 million as of July 2, 2011, based on a voluntary withdrawal. This estimate excludes plans for which Sysco has recorded withdrawal liabilities. The majority of the plans Sysco participates in have a valuation date of calendar year-end. As such, the majority of the estimated withdrawal liability results from plans for which the valuation date was December 31, 2009; therefore, the company’s estimated liability reflects the asset losses incurred by the financial markets as of that date. Due to the lack of current information, management believes Sysco’s current share of the withdrawal liability could materially differ from this estimate. In addition, if a multi-employer defined benefit plan fails to satisfy certain minimum funding requirements, the IRS may impose a nondeductible excise tax of 5% on the amount of the accumulated funding deficiency for those employers contributing to the fund.
     In the third quarter of fiscal 2011, the union members of one of the company’s subsidiaries voted to withdraw from the union’s multi-employer pension plan and join Sysco’s company-sponsored Retirement Plan. This action triggered a partial withdrawal from the multi-employer pension plan. As a result, during the third quarter of fiscal 2011, Sysco recorded a withdrawal liability provision of approximately $36.1 million related to this plan. Sysco has experienced other instances triggering voluntary withdrawal from multi-employer pension plans. Total withdrawal liability provisions recorded include $41.5 million in fiscal 2011, $2.9 million in fiscal 2010 and $9.6 million in fiscal 2009. As of July 2, 2011, Sysco had approximately $42.4 million in liabilities recorded related to certain multi-employer defined benefit plans for which Sysco’s voluntary withdrawal had already occurred, which includes the liability recorded in the third quarter of fiscal 2011. Recorded withdrawal liabilities are estimated at the time of withdrawal based on the most recently available valuation and participant data for the respective plans; amounts are adjusted up to the period of payment to reflect any changes to these estimates. If any of these plans were to undergo a mass withdrawal, as defined by the Pension Benefit Guaranty Corporation, within a two year time frame from the point of our withdrawal, Sysco could have additional liability. The company does not currently believe any mass withdrawals are probable to occur in the applicable two year time frame relating to the plans from which Sysco has voluntarily withdrawn.
     During fiscal 2008, the company obtained information that a multi-employer pension plan it participated in failed to satisfy minimum funding requirements for certain periods and concluded that it was probable that additional funding would be required as well as the payment of excise tax. As a result, during fiscal 2008, Sysco recorded a liability of approximately $16.5 million related to its share of the minimum funding requirements and related excise tax for these periods. During the first quarter of fiscal 2009, Sysco effectively withdrew from this multi-employer pension plan in an effort to secure benefits for Sysco’s employees that were participants in the plan and to manage the company’s exposure to this under-funded plan. Sysco agreed to pay $15.0 million to the plan, which included the minimum funding requirements. In connection with this withdrawal agreement, Sysco merged participants from this plan into its company-sponsored Retirement Plan and assumed $26.7 million in liabilities. The payment to the plan was made in the second quarter of fiscal 2009.
Fuel Commitments
     Sysco routinely enters into forward purchase commitments for a portion of its projected diesel fuel requirements. As of July 2, 2011, we had forward diesel fuel commitments totaling approximately $85.6 million through June 2012.
Other Commitments
     Sysco has committed to product purchases for resale in order to leverage the company’s purchasing power. A majority of these agreements expire within one year; however, certain agreements have terms through fiscal 2013. These agreements commit the company to a minimum volume at various pricing terms, including fixed pricing, variable pricing or a combination thereof. Minimum amounts committed to as of July 2, 2011 totaled approximately $949.3 million. Minimum amounts committed to by year are as follows: $858.0 million in fiscal 2012 and $91.3 million in fiscal 2013.
     Sysco has committed with a third party service provider to provide hardware and hardware hosting services. The services are to be provided over a ten year period beginning in fiscal 2005 and ending in fiscal 2015. The total cost of the services over that period is expected to be approximately $553.4 million. This amount may be reduced by Sysco utilizing less than estimated resources and can be increased by Sysco utilizing more than estimated resources and the adjustments for inflation provided for in the agreements. Sysco may also cancel a portion or all of the services provided subject to termination fees which decrease over time. If Sysco were to terminate all of the services in fiscal 2012, the estimated termination fee incurred in fiscal 2012 would be approximately $13.6 million.
19. BUSINESS SEGMENT INFORMATION
     The company has aggregated its operating companies into a number of segments, of which only Broadline and SYGMA are reportable segments as defined in the accounting literature related to disclosures about segments of an enterprise. The Broadline reportable segment is an aggregation of the company’s United States, Canadian and European Broadline segments. Broadline operating companies distribute a full line of food products and a wide variety of non-food products to its customers. SYGMA operating companies distribute a full line of food products and a wide variety of non-food products to certain chain restaurant customer locations. “Other” financial information is attributable to the company’s other operating segments, including the company’s specialty produce and lodging industry segments and a company that distributes to international customers.
     Beginning in the first quarter of fiscal 2012, operating segment results no longer include certain centrally incurred costs for corporate overhead and shared services due to a change in how management evaluates the performance of each of the operating segments. Previously, these centrally incurred costs were charged to the segments based upon the relative level of service used by each operating segment. Management now evaluates the performance of each of our operating segments based on its respective operating income results, which excludes the allocation of certain centrally incurred costs. This results in higher operating income at an operating segment level and higher corporate expenses. Segment reporting for the comparable prior year period has been revised to conform to the new basis of determining segment operating income without the allocation of certain centrally incurred costs. Corporate expenses generally include all expenses of the corporate office and Sysco’s shared service center. These also include all share-based compensation costs and expenses related to the company’s Business Transformation Project.
     Beginning in the third quarter of fiscal 2011, the company’s custom-cut meat operations were reorganized to function as part of the United States Broadline segment. As a result, the custom-cut meat operations are included in the Broadline reportable segment in the segment reporting presented below. Previously, these operations were an independent segment and were presented with the

“Other” financial information relating to non-reportable segments. Segment reporting for the comparable prior year periods has been revised to conform to the new classification of the custom-cut meat operations as part of the Broadline reportable segment.
     The following table sets forth the financial information for Sysco’s business segments:

	Fiscal Year
		2010
	2011	(53 Weeks)	2009
		(In thousands)
Sales:
Broadline	$31,924,473	$30,381,283	$29,972,991
SYGMA	5,341,094	4,891,279	4,839,036
Other	2,238,796	2,129,862	2,160,043
Intersegment sales	(180,874)	(158,929)	(118,740)

Total	$39,323,489	$37,243,495	$36,853,330

Operating income:
Broadline	$2,327,847	$2,352,493	$2,225,065
SYGMA	62,190	49,057	32,435
Other	100,222	87,667	68,729

Total segments	2,490,259	2,489,217	2,326,229
Corporate expenses	(558,757)	(513,349)	(454,018)

Total operating income	1,931,502	1,975,868	1,872,211

Interest expense	118,267	125,477	116,322
Other expense (income), net	(14,219)	802	(14,945)

Earnings before income taxes	$1,827,454	$1,849,589	$1,770,834

Depreciation and amortization:
Broadline	$291,756	$283,167	$273,844
SYGMA	24,975	23,822	26,753
Other	25,131	26,861	29,311

Total segments	341,862	333,850	329,908
Corporate	60,726	56,126	52,431

Total	$402,588	$389,976	$382,339

Capital expenditures:
Broadline	$353,296	$407,340	$346,520
SYGMA	38,612	25,436	5,053
Other	20,228	11,743	36,887

Total segments	412,136	444,519	388,460
Corporate	224,306	150,085	76,101

Total	$636,442	$594,604	$464,561

Assets:
Broadline	$7,220,046	$6,402,181	$5,814,432
SYGMA	456,204	392,883	366,539
Other	814,174	754,409	738,330

Total segments	8,490,424	7,549,473	6,919,301
Corporate	2,895,131	2,764,228	3,228,885

Total	$11,385,555	$10,313,701	$10,148,186

     The sales mix for the principal product categories for each fiscal year is as follows:

		2010
	2011	(53 Weeks)	2009
		(In thousands)
Canned and dry products	$7,308,893	$7,152,628	$7,091,420
Fresh and frozen meats	7,163,505	6,405,820	6,394,447
Frozen fruits, vegetables, bakery and other	5,337,625	5,220,307	5,122,415
Dairy products	4,145,350	3,709,410	3,750,684
Poultry	3,912,510	3,862,486	3,709,553
Fresh produce	3,345,929	3,179,947	3,017,018
Paper and disposables	3,055,862	2,906,426	2,911,029
Seafood	1,929,417	1,739,949	1,740,292
Beverage products	1,478,456	1,408,376	1,322,300
Janitorial products	902,636	907,189	940,097
Equipment and smallwares	581,628	599,267	661,309
Medical supplies	161,678	151,690	192,766

Total	$39,323,489	$37,243,495	$36,853,330

     Information concerning geographic areas is as follows:

	Fiscal Year
		2010
	2011	(53 Weeks)	2009
		(In thousands)
Sales:(1)
United States	$34,992,273	$33,268,481	$33,378,485
Canada	3,864,420	3,550,605	3,134,989
Other	466,796	424,409	339,856

Total	$39,323,489	$37,243,495	$36,853,330

Long-lived assets:(2)
United States	$3,161,724	$2,884,728	$2,725,200
Canada	321,185	291,514	223,320
Other	29,480	27,581	30,680

Total	$3,512,389	$3,203,823	$2,979,200

(1)	Represents sales to external customers from businesses operating in these countries.

(2)	Long-lived assets represents net property, plant and equipment reported in the country in which they are held.

20. SUPPLEMENTAL GUARANTOR INFORMATION — PARENT GUARANTEE
     Sysco International, ULC. is an unlimited liability company organized under the laws of the Province of British Columbia, Canada and is a wholly-owned subsidiary of Sysco. In May 2002, Sysco International, Co., now known as Sysco International ULC, issued, in a private offering, $200.0 million of 6.10% notes due in 2012 (see Note 10, “Debt”). In December 2002, these notes were exchanged for substantially identical notes in an exchange offer registered under the Securities Act of 1933. These notes are fully and unconditionally guaranteed by Sysco. Sysco International, ULC. is a holding company with no significant sources of income or assets, other than its equity interests in its subsidiaries and interest income from loans made to its subsidiaries. The proceeds from the issuance of the 6.10% notes were used to repay commercial paper issued to fund the fiscal 2002 acquisition of a Canadian broadline foodservice operation.
     The following condensed consolidating financial statements present separately the financial position, results of operations and cash flows of the parent guarantor (Sysco), the subsidiary issuer (Sysco International) and all other non-guarantor subsidiaries of Sysco (Other Non-Guarantor Subsidiaries) on a combined basis and eliminating entries.

	Condensed Consolidating Balance Sheet
	July 2, 2011
			Other
		Sysco	Non-Guarantor		Consolidated
	Sysco	International	Subsidiaries	Eliminations	Totals
			(In thousands)
Current assets	$354,450	$34	$5,378,398	$—	$5,732,882
Investment in subsidiaries	14,014,569	371,866	128,461	(14,514,896)	—
Plant and equipment, net	569,567	—	2,942,822	—	3,512,389
Other assets	378,317	329	1,761,638	—	2,140,284

Total assets	$15,316,903	$372,229	$10,211,319	$(14,514,896)	$11,385,555

Current liabilities	$430,300	$201,016	$2,943,759	$—	$3,575,075
Intercompany payables (receivables)	7,800,254	9,301	(7,809,555)	—	—
Long-term debt	2,227,483	—	52,034	—	2,279,517
Other liabilities	405,376	—	420,345	—	825,721
Shareholders’ equity	4,453,490	161,912	14,604,736	(14,514,896)	4,705,242

Total liabilities and shareholders’ equity	$15,316,903	$372,229	$10,211,319	$(14,514,896)	$11,385,555

	Condensed Consolidating Balance Sheet
	July 3, 2010
			Other
		Sysco	Non-Guarantor		Consolidated
	Sysco	International	Subsidiaries	Eliminations	Totals
			(In thousands)
Current assets	$417,336	$33	$4,658,889	$—	$5,076,258
Investment in subsidiaries	15,265,792	465,641	142,925	(15,874,358)	—
Plant and equipment, net	425,279	—	2,778,544	—	3,203,823
Other assets	362,658	597	1,670,365	—	2,033,620

Total assets	$16,471,065	$466,271	$9,250,723	$(15,874,358)	$10,313,701

Current liabilities	$444,274	$1,114	$2,563,810	$—	$3,009,198
Intercompany payables (receivables)	9,691,238	73,124	(9,764,362)	—	—
Long-term debt	2,225,781	199,881	47,000	—	2,472,662
Other liabilities	411,781	—	592,534	—	1,004,315
Shareholders’ equity	3,697,991	192,152	15,811,741	(15,874,358)	3,827,526

Total liabilities and shareholders’ equity	$16,471,065	$466,271	$9,250,723	$(15,874,358)	$10,313,701

	Condensed Consolidating Results of Operations
	Year Ended July 2, 2011
			Other
		Sysco	Non-Guarantor		Consolidated
	Sysco	International	Subsidiaries	Eliminations	Totals
			(In thousands)
Sales	$—	$—	$39,323,489	$—	$39,323,489
Cost of sales	—	—	31,928,777	—	31,928,777

Gross profit	—	—	7,394,712	—	7,394,712
Operating expenses	535,224	127	4,927,859	—	5,463,210

Operating income (loss)	(535,224)	(127)	2,466,853	—	1,931,502
Interest expense (income)	453,593	10,973	(346,299)	—	118,267
Other expense (income), net	(5,581)	—	(8,638)	—	(14,219)

Earnings (losses) before income taxes	(983,236)	(11,100)	2,821,790	—	1,827,454
Income tax (benefit) provision	(363,403)	(4,103)	1,042,930	—	675,424
Equity in earnings of subsidiaries	1,771,863	60,758	—	(1,832,621)	—

Net earnings	$1,152,030	$53,761	$1,778,860	$(1,832,621)	$1,152,030

	Condensed Consolidating Results of Operations
	Year Ended July 3, 2010
	(53 Weeks)
			Other
		Sysco	Non-Guarantor		Consolidated
	Sysco	International	Subsidiaries	Eliminations	Totals
			(In thousands)
Sales	$—	$—	$37,243,495	$—	$37,243,495
Cost of sales	—	—	30,055,188	—	30,055,188

Gross profit	—	—	7,188,307	—	7,188,307
Operating expenses	500,823	112	4,711,504	—	5,212,439

Operating income (loss)	(500,823)	(112)	2,746,803	—	1,975,868
Interest expense (income)	496,410	10,961)	(381,894)	—	125,477
Other expense (income), net	5,546	—	(4,744)	—	802

Earnings (losses) before income taxes	(1,002,779)	(11,073)	2,863,441	—	1,849,589
Income tax (benefit) provision	(363,029)	(4,009)	1,036,644	—	669,606
Equity in earnings of subsidiaries	1,819,733	38,342	—	(1,858,075)	—

Net earnings	$1,179,983	$31,278	$1,826,797	$(1,858,075)	$1,179,983

	Condensed Consolidating Results of Operations
	Year Ended June 27, 2009
			Other
		Sysco	Non-Guarantor		Consolidated
	Sysco	International	Subsidiaries	Eliminations	Totals
			(In thousands)
Sales	$—	$—	$36,853,330	$—	$36,853,330
Cost of sales	—	—	29,743,076	—	29,743,076

Gross profit	—	—	7,110,254	—	7,110,254
Operating expenses	452,959	117	4,784,967	—	5,238,043

Operating income (loss)	(452,959)	(117)	2,325,287	—	1,872,211
Interest expense (income)	476,238	11,142	(371,058)	—	116,322
Other (income), net	(3,273)	—	(11,672)	—	(14,945)

Earnings (losses) before income taxes	(925,924)	(11,259)	2,708,017	—	1,770,834
Income tax (benefit) provision	(373,797)	(4,545)	1,093,228	—	714,886
Equity in earnings of subsidiaries	1,608,075	44,626	—	(1,652,701)	—

Net earnings	$1,055,948	$37,912	$1,614,789	$(1,652,701)	$1,055,948

	Condensed Consolidating Cash Flows
	Year Ended July 2, 2011
			Other
		Sysco	Non-Guarantor	Consolidated
	Sysco	International	Subsidiaries	Totals
	(In thousands)
Net cash provided by (used for):
Operating activities	$(491,211)	$54,049	$1,528,680	$1,091,518
Investing activities	(203,090)	—	(476,466)	(679,556)
Financing activities	(555,282)	—	177,375	(377,907)
Effect of exchange rate on cash	—	—	20,267	20,267
Intercompany activity	1,181,573	(54,049)	(1,127,524)	—

Net (decrease) increase in cash	(68,010)	—	122,332	54,322
Cash at the beginning of the period	373,523	—	211,920	585,443

Cash at the end of the period	$305,513	$—	$334,252	$639,765

	Condensed Consolidating Cash Flows
	Year Ended July 3, 2010
	(53 Weeks)
			Other
		Sysco	Non-Guarantor	Consolidated
	Sysco	International	Subsidiaries	Totals
	(In thousands)
Net cash provided by (used for):
Operating activities	$(649,277)	$31,739	$1,502,966	$885,428
Investing activities	(225,565)	—	(430,755)	(656,320)
Financing activities	(664,236)	—	(2,794)	(667,030)
Effect of exchange rate on cash	—	—	4,714	4,714
Intercompany activity	1,013,405	(31,739)	(981,666)	—

Net (decrease) increase in cash	(525,673)	—	92,465	(433,208)
Cash at the beginning of the period	899,196	—	119,455	1,018,651

Cash at the end of the period	$373,523	$—	$211,920	$585,443

	Condensed Consolidating Cash Flows
	Year Ended June 27, 2009
			Other
		Sysco	Non-Guarantor
	Sysco	International	Subsidiaries	Consolidated Totals
	(In thousands)
Net cash provided by (used for):
Operating activities	$(493,984)	$38,340	$2,032,393	$1,576,749
Investing activities	(82,684)	—	(575,979)	(658,663)
Financing activities	(380,564)	—	921	(379,643)
Effect of exchange rate on cash	—	—	334	334
Intercompany activity	1,369,782	(38,340)	(1,331,442)	—

Net increase in cash	412,550	—	126,227	538,777
Cash at the beginning of the period	486,646	—	(6,772)	479,874

Cash at the end of the period	$899,196	$—	$119,455	$1,018,651

21. SUPPLEMENTAL GUARANTOR INFORMATION – SUBSIDIARY GUARANTEES
     On January 19, 2011, the wholly-owned U.S. Broadline subsidiaries of Sysco Corporation entered into full and unconditional guarantees of all outstanding senior notes and debentures of Sysco Corporation. As of July 2, 2011, Sysco had a total of approximately $2,225.0 million in senior notes and debentures outstanding that are covered by this guarantee.
     The following condensed consolidating financial statements present separately the financial position, results of operations and cash flows of the parent issuer (Sysco Corporation), the guarantors (U.S. Broadline subsidiaries) and all other non-guarantor subsidiaries of Sysco (Other Non-Guarantor Subsidiaries) on a combined basis with eliminating entries.

	Condensed Consolidating Balance Sheet
	July 2, 2011
		U.S.	Other
		Broadline	Non-Guarantor		Consolidated
	Sysco	Subsidiaries	Subsidiaries	Eliminations	Totals
	(In thousands)
Current assets	$354,450	$3,476,921	$1,901,511	$—	$5,732,882
Investment in subsidiaries	14,014,569	—	—	(14,014,569)	—
Plant and equipment, net	569,567	1,794,473	1,148,349	—	3,512,389
Other assets	378,317	519,664	1,242,303	—	2,140,284

Total assets	$15,316,903	$5,791,058	$4,292,163	$(14,014,569)	$11,385,555

Current liabilities	$430,300	$840,586	$2,304,189	$—	$3,575,075
Intercompany payables (receivables)	7,800,254	(7,701,021)	(99,233)	—	—
Long-term debt	2,227,483	26,542	25,492	—	2,279,517
Other liabilities	405,376	343,427	76,918	—	825,721
Shareholders’ equity	4,453,490	12,281,524	1,984,797	(14,014,569)	4,705,242

Total liabilities and shareholders’ equity	$15,316,903	$5,791,058	$4,292,163	$(14,014,569)	$11,385,555

	Condensed Consolidating Balance Sheet
	July 3, 2010
		U.S.	Other
		Broadline	Non-Guarantor		Consolidated
	Sysco	Subsidiaries	Subsidiaries	Eliminations	Totals
	(In thousands)
Current assets	$417,336	$3,165,121	$1,493,801	$—	$5,076,258
Investment in subsidiaries	15,265,792	—	—	(15,265,792)	—
Plant and equipment, net	425,279	1,762,580	1,015,964	—	3,203,823
Other assets	362,658	484,887	1,186,075	—	2,033,620

Total assets	$16,471,065	$5,412,588	$3,695,840	$(15,265,792)	$10,313,701

Current liabilities	$444,274	$918,449	$1,646,475	$—	$3,009,198
Intercompany payables (receivables)	9,691,238	(9,674,808)	(16,430)	—	—
Long-term debt	2,225,781	18,860	228,021	—	2,472,662
Other liabilities	411,781	491,528	101,006	—	1,004,315
Shareholders’ equity	3,697,991	13,658,559	1,736,768	(15,265,792)	3,827,526

Total liabilities and shareholders’ equity	$16,471,065	$5,412,588	$3,695,840	$(15,265,792)	$10,313,701

	Condensed Consolidating Results of Operations
	Year Ended July 2, 2011
		U.S.	Other
		Broadline	Non-Guarantor		Consolidated
	Sysco	Subsidiaries	Subsidiaries	Eliminations	Totals
	(In thousands)
Sales	$—	$27,138,172	$12,861,426	$(676,109)	$39,323,489
Cost of sales	—	21,591,829	10,923,446	(586,498)	31,928,777

Gross profit	—	5,546,343	1,937,980	(89,611)	7,394,712
Operating expenses	535,224	3,455,148	1,562,449	(89,611)	5,463,210

Operating income (loss)	(535,224)	2,091,195	375,531	—	1,931,502
Interest expense (income)	453,593	(332,561)	(2,765)	—	118,267
Other expense (income), net	(5,581)	(4,636)	(4,002)	—	(14,219)

Earnings (losses) before income taxes	(983,236)	2,428,392	382,298	—	1,827,454
Income tax (benefit) provision	(363,403)	897,529	141,298	—	675,424
Equity in earnings of subsidiaries	1,771,863	—	—	(1,771,863)	—

Net earnings	$1,152,030	$1,530,863	$241,000	$(1,771,863)	$1,152,030

	Condensed Consolidating Results of Operations
	Year Ended July 3, 2010
	(53 Weeks)
		U.S.	Other
		Broadline	Non-Guarantor		Consolidated
	Sysco	Subsidiaries	Subsidiaries	Eliminations	Totals
	(In thousands)
Sales	$—	$25,966,566	$11,821,286	$(544,357)	$37,243,495
Cost of sales	—	20,499,083	10,015,733	(459,628)	30,055,188

Gross profit	—	5,467,483	1,805,553	(84,729)	7,188,307
Operating expenses	500,823	3,342,934	1,453,411	(84,729)	5,212,439

Operating income (loss)	(500,823)	2,124,549	352,142	—	1,975,868
Interest expense (income)	496,410	(374,203)	3,270	—	125,477
Other expense (income), net	5,546	(3,201)	(1,543)	—	802

Earnings (losses) before income taxes	(1,002,779)	2,501,953	350,415	—	1,849,589
Income tax (benefit) provision	(363,029)	905,774	126,861	—	669,606
Equity in earnings of subsidiaries	1,819,733	—	—	(1,819,733)	—

Net earnings	$1,179,983	$1,596,179	$223,554	$(1,819,733)	$1,179,983

	Condensed Consolidating Results of Operations
	Year Ended June 27, 2009
		U.S.	Other
		Broadline	Non-Guarantor		Consolidated
	Sysco	Subsidiaries	Subsidiaries	Eliminations	Totals
	(In thousands)
Sales	$—	$26,013,529	$11,301,822	$(462,021)	$36,853,330
Cost of sales	—	20,518,593	9,611,706	(387,223)	29,743,076

Gross profit	—	5,494,936	1,690,116	(74,798)	7,110,254
Operating expenses	452,959	3,448,636	1,411,246	(74,798)	5,238,043

Operating income (loss)	(452,959)	2,046,300	278,870	—	1,872,211
Interest expense (income)	476,238	(365,999)	6,083	—	116,322
Other expense (income), net	(3,273)	(5,563)	(6,109)	—	(14,945)

Earnings (losses) before income taxes	(925,924)	2,417,862	278,896	—	1,770,834
Income tax (benefit) provision	(373,797)	976,091	112,592	—	714,886
Equity in earnings of subsidiaries	1,608,075	—	—	(1,608,075)	—

Net earnings	$1,055,948	$1,441,771	$166,304	$(1,608,075)	$1,055,948

	Condensed Consolidating Cash Flows
	Year Ended July 2, 2011
		U.S.	Other
		Broadline	Non-Guarantor	Consolidated
	Sysco	Subsidiaries	Subsidiaries	Totals
	(In thousands)
Net cash provided by (used for):
Operating activities	$(491,211)	$1,243,884	$338,845	$1,091,518
Investing activities	(203,090)	(318,382)	(158,084)	(679,556)
Financing activities	(555,282)	1,263	176,112	(377,907)
Effect of exchange rate on cash	—	—	20,267	20,267
Intercompany activity	1,181,573	(926,546)	(255,027)	—

Net (decrease) increase in cash	(68,010)	219	122,113	54,322
Cash at the beginning of the period	373,523	31,935	179,985	585,443

Cash at the end of the period	$305,513	$32,154	$302,098	$639,765

	Condensed Consolidating Cash Flows
	Year Ended July 3, 2010
	(53 Weeks)
		U.S.	Other
		Broadline	Non-Guarantor	Consolidated
	Sysco	Subsidiaries	Subsidiaries	Totals
	(In thousands)
Net cash provided by (used for):
Operating activities	$(649,277)	$1,239,657	$295,048	$885,428
Investing activities	(225,565)	(228,769)	(201,986)	(656,320)
Financing activities	(664,236)	559	(3,353)	(667,030)
Effect of exchange rate on cash	—	—	4,714	4,714
Intercompany activity	1,013,405	(1,011,728)	(1,677)	—

Net (decrease) increase in cash	(525,673)	(281)	92,746	(433,208)
Cash at the beginning of the period	899,196	32,216	87,239	1,018,651

Cash at the end of the period	$373,523	$31,935	$179,985	$585,443

	Condensed Consolidating Cash Flows
	Year Ended June 27, 2009
		U.S.	Other
		Broadline	Non-Guarantor	Consolidated
	Sysco	Subsidiaries	Subsidiaries	Totals
	(In thousands)
Net cash provided by (used for):
Operating activities	$(493,984)	$1,752,869	$317,864	$1,576,749
Investing activities	(82,684)	(296,933)	(279,046)	(658,663)
Financing activities	(380,564)	1,060	(139)	(379,643)
Effect of exchange rate on cash	—	—	334	334
Intercompany activity	1,369,782	(1,458,992)	89,210	—

Net increase (decrease) in cash	412,550	(1,996)	128,223	538,777
Cash at the beginning of the period	486,646	34,212	(40,984)	479,874

Cash at the end of the period	$899,196	$32,216	$87,239	$1,018,651

22. QUARTERLY RESULTS (UNAUDITED)
     Financial information for each quarter in the years ended July 2, 2011 and July 3, 2010 is set forth below:

	Fiscal 2011 Quarter Ended
	October 2	January 1	April 2	July 2	Fiscal Year
	(In thousands except for per share data)
Sales	$9,751,274	$9,384,852	$9,761,660	$10,425,703	$39,323,489
Cost of sales	7,905,170	7,623,185	7,929,111	8,471,311	31,928,777

Gross profit	1,846,104	1,761,667	1,832,549	1,954,392	7,394,712
Operating expenses	1,339,864	1,324,642	1,405,062	1,393,642	5,463,210

Operating income	506,240	437,025	427,487	560,750	1,931,502
Interest expense	31,101	28,060	28,972	30,134	118,267
Other expense (income), net	(1,684)	(1,300)	(6,957)	(4,278)	(14,219)

Earnings before income taxes	476,823	410,265	405,472	534,894	1,827,454
Income taxes	177,754	152,092	146,994	198,584	675,424

Net earnings	$299,069	$258,173	$258,478	$336,310	$1,152,030

Per share:
Basic net earnings	$0.51	$0.44	$0.44	$0.57	$1.96
Diluted net earnings	0.51	0.44	0.44	0.57	1.96
Dividends declared	0.25	0.26	0.26	0.26	1.03
Market price — high/low	32-27	30-28	31-27	33-28	33-27

	Fiscal 2010 Quarter Ended
				July 3	Fiscal Year
	September 26	December 26	March 27	(14 Weeks)	(53 Weeks)
	(In thousands except for per share data)
Sales	$9,081,426	$8,868,499	$8,945,093	$10,348,477	$37,243,495
Cost of sales	7,315,269	7,153,191	7,242,530	8,344,198	30,055,188

Gross profit	1,766,157	1,715,308	1,702,563	2,004,279	7,188,307
Operating expenses	1,268,829	1,252,957	1,270,460	1,420,193	5,212,439

Operating income	497,328	462,351	432,103	584,086	1,975,868
Interest expense	33,800	31,522	27,654	32,501	125,477
Other (income), net	(2,012)	(1,138)	1,028	2,924	802

Earnings before income taxes	465,540	431,967	403,421	548,661	1,849,589
Income taxes	139,335	163,618	155,773	210,880	669,606

Net earnings	$326,205	$268,349	$247,648	$337,781	$1,179,983

Per share:
Basic net earnings	$0.55	$0.45	$0.42	$0.57	$1.99
Diluted net earnings	0.55	0.45	0.42	0.57	1.99
Dividends declared	0.24	0.25	0.25	0.25	0.99
Market price — high/low	26-21	29-24	30-27	32-28	32-21

Percentage change — 2011 vs. 2010:
Sales	7%	6%	9%	1%	6%
Operating income	2	(5)	(1)	(4)	(2)
Net earnings	(8)	(4)	4	(0)	(2)
Basic net earnings per share	(7)	(2)	5	—	(2)
Diluted net earnings per share	(7)	(2)	5	—	(2)

Financial results are impacted by accounting changes and the adoption of various accounting standards. See Note 2, “Changes in Accounting.”